EXHIBIT 10(d)

                         U.S. $175,000,000


                          CREDIT AGREEMENT,


                    dated as of November 6, 1997


                              among


                    NORTHERN BORDER PARTNERS, L.P.
                          as the Borrower,


                               and


             CERTAIN COMMERCIAL LENDING INSTITUTIONS,

                          as the Lenders,


                               and


              CANADIAN IMPERIAL BANK OF COMMERCE
       acting through certain U.S. branches or agencies,
                 as the Agent for the Lenders.

                        CREDIT AGREEMENT

     THIS CREDIT AGREEMENT, dated as of November 6, 1997, among NORTHERN BORDER PARTNERS, L.P., a Delaware limited partnership (the "Borrower"), the various financial institutions as are or may become parties hereto (collectively, the "Lenders"), and CANADIAN IMPERIAL BANK OF COMMERCE, acting through certain of its U.S. branches or agencies ("CIBC"), as agent (the "Agent") for the Lenders,

                      W I T N E S S E T H:

     WHEREAS, the Borrower owns, through its Subsidiary, the Intermediate Partnership (as hereinafter defined), a 70% general partner interest in Northern Border Pipeline Company, a Texas general partnership ("NBPC"); and

     WHEREAS, NBPC intends to extend and expand its pipeline and related facilities (such extension and expansion, the "Expansion and Extension"), which Expansion and Extension will be, in part, funded by contributions from the general partners of NBPC, and

     WHEREAS, the Borrower desires to obtain Commitments from the Lenders pursuant to which Loans, in a maximum aggregate principal amount at any one time outstanding not to exceed $175,000,000, will be made to the Borrower from time to time prior to the applicable Commitment Termination Date for such Commitments; and

     WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth (including Article V), to extend such Commitments and make such Loans to the Borrower; and

     WHEREAS, the proceeds of such Loans will be used

          (a)  to make contributions to the Intermediate
     Partnership (including reimbursement of prior contributions) to fund such Intermediate Partnership's pro-rata contribution requirement to NBPC for the construction of the Expansion and Extension; and

          (b) subject to the conditions set forth below, for general business purposes of the Borrower in an amount not to exceed $40,000,000 at any time outstanding;

     NOW, THEREFORE, the parties hereto agree as follows:


                           ARTICLE I

                DEFINITIONS AND ACCOUNTING TERMS

     SECTION I.1. Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

     "Affiliate" of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan).
A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power
(a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

     "Agent" is defined in the preamble and includes each other
Person as shall have subsequently been appointed as the successor
Agent pursuant to Section 9.4.

     "Agreement" means, on any date, this Credit Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

     "Alternate Base Rate" means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum equal to the higher of (a) the rate of interest most recently announced by CIBC at its Domestic Office as its base rate for Dollar loans; and (b) the Federal Funds Rate most recently determined by the Agent plus 0.50%. The Alternate Base Rate is not necessarily intended to be the lowest rate of interest determined by CIBC in connection with extensions of credit. Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect simultaneously with each change in the Alternate Base Rate. The Agent will give notice promptly to the Borrower and the Lenders of changes in the Alternate Base Rate.

     "Applicable Margin" means with respect to any Loan maintained as a LIBO Rate Loan (a) on any date prior to the second anniversary of the Effective Date, a rate per annum equal to .475% and (b) on the second anniversary of the Effective Date and on any date thereafter, a rate equal to .625% per annum.

     "Assignee Lender" is defined in Section 10.11.1.

     "Authorized Officer" means, relative to the Borrower, those of its officers whose signatures and incumbency shall have been certified to the Agent and the Lenders pursuant to Section 5.1.1.

     "Authorized Representative" means any Authorized Officer, the Northern Plains Natural Gas Company's Director, Finance or the Northern Plains Natural Gas Company's Manager, Debt &
Investment.

     "Base Rate Loan" means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base
Rate.

     "Borrower" is defined in the preamble.

     "Borrowing" means the Loans of the same type and, in the case of LIBO Rate Loans, having the same Interest Period made by all Lenders on the same Business Day and pursuant to the same
Borrowing Request in accordance with Section 2.1.

     "Borrowing Request" means a loan request and certificate duly executed by an Authorized Representative of the Borrower, substantially in the form of Exhibit B hereto.

     "Business Day" means (a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York; and (b) relative to the making, continuing, prepaying or repaying of, or rate selection for, any LIBO Rate Loans, any day other than a Saturday or Sunday on which commercial banks are open for business in New York, New York and on which dealings in Dollars are carried on in the London interbank eurodollar market.

     "Capitalization" means, with respect to the Borrower, the sum of its Indebtedness plus partner equity, determined on a consolidated basis for the Borrower and the Intermediate
Partnership in accordance with GAAP, except as to consolidation requirements for Subsidiaries of the Borrower and the Intermediate Partnership.

     "Capitalized Lease Liabilities" means all monetary obligations of the Borrower or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Cash Equivalent Investment" means, at any time: (a) any evidence of Indebtedness issued or fully guaranteed by the United States Government maturing no later than one year from such time;
(b) commercial paper rated A-l or better by Standard & Poor's Corporation or P-l or better by Moody's Investors Service, Inc.;
(c) any certificate of deposit maturing no later than one year after such time issued by, or any time deposit with either (i) a commercial banking institution that has a combined capital and surplus and undivided profits of not less than $500,000,000, or
(ii) any Lender; (d) bonds, debentures, notes or other evidences of Indebtedness issued by any of the following agencies or such other like governmental or governmental-sponsored agencies which may be hereafter created: Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Federal Home Loan Bank System, Export-Import Bank of the United States, Farmers Home Administration, Small Business Administration, InterAmerican Development Bank, International Bank for Reconstruction and Development, Federal Land Banks, the Federal National Mortgage Association, and the Government National Mortgage Association, in each case if purchased by the Borrower from a financial institution referred to in clause (c) above; provided that such financial institution agrees to repurchase such securities within 180 days from the purchase by the Borrower; (e) any repurchase agreement with a term extending no later than 180 days from such time entered into with any Lender (or other commercial banking institution which is insured by the Federal Deposit Insurance Corporation and has a combined capital and unimpaired surplus of at least $500,000,000, and with members of the Association of Primary Dealers in United States Government Securities, the underlying securities of which are of the type described in clause (a) or (d) above, and each of which is secured at all times by obligations of the same type that have fair market value, including accrued interest, at least equal to the amount of such repurchase agreement, including accrued interest; (f) obligations of any state within the United States, any nonprofit corporation or any instrumentality of the foregoing, maturing no later than one year from such time, provided that at the time of their purchase, such obligations are rated in one of the two highest letter rating categories (e.g. in the case of Standard & Poors, either its AAA or AA category) by a nationally recognized securities credit rating agency; and
(g) obligations maturing no later than one year from such time, issued by political subdivisions or municipalities of any state within the United States, any nonprofit corporation or any instrumentality of the foregoing, that are rated in one of the two highest letter rating categories (e.g. in the case of Standard & Poors, either its AAA or AA category) by a nationally recognized securities credit rating agency.

     "Change" is defined in Section 4.5.

     "Change in Control" means the failure of Subsidiaries of Enron Corp., Duke Energy Corp. and/or The Williams Companies to own, free and clear of all Liens, general partnership interests in the Borrower and the Intermediate Partnership such that the aggregate voting rights of such Persons, together with their Subsidiaries, is at least 50% of the outstanding voting rights of all general partners of the Borrower or the Intermediate Partnership, as the case may be.

     "CIBC" is defined in the preamble.

     "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

     "Commitment" means, relative to any Lender, such Lender's obligation to make Loans pursuant to Section 2.1.1.

     "Commitment Amount" means, on any date, $175,000,000, as such amount may be reduced from time to time pursuant to Section
2.2.

     "Commitment Letter" is defined in Section 3.3.3.

     "Commitment Termination Date" means the earliest of

          (a)  the Stated Maturity Date;

          (b) the date on which the Commitment Amount is terminated in full or reduced to zero pursuant to Section
     2.2; and

          (c) the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described in clause (b) or (c), the Commitments shall terminate automatically and without any further action.

     "Commitment Termination Event" means (a) the occurrence of any Default described in clauses (a) through (d) of Section 8.1.9 with respect to the Borrower, NBPC or any Material Subsidiary;
(b) the occurrence and continuance of any other Event of Default and either (i) the declaration of the Loans to be due and payable pursuant to Section 8.3, or (ii) in the absence of such declaration, the giving of notice by the Agent, acting at the direction of the Required Lenders, to the Borrower that the Commitments have been terminated; or (c) the occurrence of the Facility B Termination Date, as such term is defined in the NBPC Credit Agreement, unless on or before such date the Expansion and Extension shall have been completed such that NBPC has received written authorization from the FERC, or its representative, to commence service on the Expansion and Extension and NBPC shall have complied in all material respects with the terms of the FERC Certificate of Public Convenience and Necessity dated August 1, 1997 issued to NBPC, and the Agent shall have received a certificate from an Authorized Officer of the Borrower certifying that NBPC has received such written authorization.

     "Common Unit" means units representing limited partnership interests in the Borrower offered for sale to the public.
"Common Units" does not include the Subordinated Units until such units are converted to Common Units by operation of the Partnership Agreement.

     "Continuation/Conversion Notice" means a notice of continuation or conversion and certificate duly executed by an Authorized Representative of the Borrower, substantially in the form of Exhibit C hereto.

     "Controlled Group" means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

     "Debt" means the Indebtedness of the Borrower and the Intermediate Partnership, determined on a consolidated basis without regard to any other subsidiaries of either which would otherwise be consolidated under the requirements of GAAP.

     "Debt to Capitalization Ratio" means the ratio, expressed as a percentage, of (a) Debt to (b) Capitalization.

     "Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

     "Disclosure Schedule" means the Disclosure Schedule attached hereto as Schedule I, as it may be amended, supplemented or otherwise modified from time to time by the Borrower with the written consent of the Agent and the Required Lenders.

     "Dollar" and the sign "$" mean lawful money of the United
States.

     "Domestic Office" means, relative to any Lender, the office of such Lender designated below its signature hereto or designated in the Lender Assignment Agreement or such other office of a Lender (or any successor or assign of such Lender) within the United States as may be designated from time to time by notice from such Lender, as the case may be, to each other Person party hereto.

     "Effective Date" means the date this Agreement becomes effective pursuant to Section 10.8.

     "Environmental Laws" means all applicable federal, state and local statutes, laws, regulations, ordinances, rules, or other governmental restrictions relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of hazardous materials into the environment, including, without limitation, ambient air, soil, surface water, groundwater, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous materials. Without limiting the foregoing, Environmental Laws shall include, but not be limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended, the Solid Waste Disposal Act, 42 U.S.C. 6901 et seq., as amended, the Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq., as amended, the Clean Air Act, 42 U.S.C. 7401 et seq., as amended, the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., the Emergency Planning and Community Right-to-Know-Act, 42 U.S.C. 11001 et seq., the Natural Gas Pipeline Safety Act, 49 App. U.S.C. 1671 et seq., the Liquid Pipeline Safety
Act, 40 U.S.C. 1811, 2001 et seq., the Occupational Safety and Health Act, 29 U.S.C. 651 et seq., the Hazardous Materials Transportation Act, 49 U.S. 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 690, et seq., any analogous state and local laws, and any rules or regulations promulgated thereunder.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

     "ERISA Affiliate" means each Person (as defined in Section 3(9) of ERISA) which together with the Borrower would be deemed to be a member of the same "controlled group" within the meaning of Section 414(b) and (c) of the Code.

     "Event of Default" is defined in Section 8.1.

     "Expansion and Extension" is defined in the second recital.

     "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to
(a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by CIBC from three federal funds brokers of recognized standing selected by it.

     "FERC" means the Federal Energy Regulatory Commission and any successor agency.

     "Fiscal Quarter" means any quarter of a Fiscal Year.

     "Fiscal Year" means any period of twelve consecutive calendar months ending on December 31st; references to a Fiscal
Year with a number corresponding to any calendar year (e.g., the "1997 Fiscal Year") refer to the Fiscal Year ending on the December 31st occurring during such calendar year.

     "F.R.S. Board" means the Board of Governors of the Federal
Reserve System or any successor thereto.

     "GAAP" is defined in Section 1.4.

     "General Partner" means any of Northern Plains Natural Gas
Company, Pan Border Gas Company and Northwest Border Pipeline
Company and their successors and assigns in such capacity.

     "Guaranteed Liability" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Guaranteed Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.

     "Guaranty" means the Guaranty executed and delivered pursuant to Section 5.1.3, substantially in the form of Exhibit F hereto, as amended, supplemented, restated or otherwise modified from time to time.

     "Guaranty Event of Default" has the meaning provided in the Guaranty;

     "Hazardous Material" means (a) any "hazardous substance", as defined by the Comprehensive Environmental Response Compensation and Liability Act of 1980 (as amended); (b) any "hazardous waste", as defined by the Resource Conservation and Recovery Act, as amended; or (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material waste or substance within the meaning of any other applicable Environmental Law, all as amended or hereafter amended.

     "herein", "hereof", "hereto", "hereunder" and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

     "Impermissible Qualification" means, relative to the opinion or certification of any independent public accountant as to any consolidated financial statement of the Borrower and its Subsidiaries, any qualification or exception to such opinion or certification (a) which is of a "going concern" or similar nature; (b) which relates to the limited scope of examination of matters relevant to such financial statement; or (c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in default of any of its obligations under Section 7.2.3.

     "including" means including without limiting the generality of any description preceding such term.

     "Indebtedness" of any Person means, without duplication:
(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (b) obligations of such Person as lessee of any real or personal property (or any interest therein) which have not or should not be, in accordance with GAAP, recorded as Capitalized Lease Liabilities, other than leases of property and equipment for annual rentals not in excess of $3,000,000 in the aggregate in any year; (c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP (except as to consolidation requirements for Subsidiaries of the Borrower and the Intermediate Partnership), recorded as Capitalized Lease Liabilities;
(d) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and (e) all Guaranteed Liabilities of such Person in respect of any of the foregoing.

     For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is liable for such Indebtedness as a general partner or a joint venturer provided that for purposes of this Agreement, Indebtedness of the Intermediate Partnership shall not include the Indebtedness of NBPC unless such Indebtedness is guaranteed by the Intermediate Partnership.

     "Indemnified Liabilities" is defined in Section 10.4.

     "Indemnified Parties" is defined in Section 10.4.

     "Interest Period" means, relative to any LIBO Rate Loans, the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan pursuant to Section 2.3 or 2.4 and shall end on (but exclude) the day which numerically corresponds to such date one, two, three, six or, if available from all Lenders, twelve months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in either case as the Borrower may select in its relevant notice pursuant to
Section 2.3 or 2.4; provided, however, that

          (a)  the Borrower shall not be permitted to select
     Interest Periods to be in effect at any one time which have expiration dates occurring on more than five different dates;

          (b) Interest Periods commencing on the same date for Loans comprising part of the same Borrowing shall be of the same duration;

          (c) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and

          (d) no Interest Period may end later than the date set forth in clause (a) of the definition of "Commitment
     Termination Date".

     "Intermediate Partnership" means Northern Border
Intermediate Limited Partnership, a limited partnership formed pursuant to the laws of Delaware.

     "Intermediate Partnership Agreement" means that certain Amended and Restated Agreement of Limited Partnership of Northern Border Intermediate Limited Partnership dated as of October 1, 1993 as the same may have been or may hereafter be amended, supplemented, restated or otherwise modified from time to time.

     "Investment" means, relative to any Person, (a) any loan or advance made by such Person to any other Person (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business); (b) any Guaranteed Liability of such Person; and (c) any ownership or similar interest held by such Person in any other Person. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

     "Lender Assignment Agreement" means a Lender Assignment
Agreement substantially in the form of Exhibit D hereto.

     "Lenders" is defined in the preamble.

     "Lending Installation" means an office, branch, Subsidiary or Affiliate of a Lender.

     "LIBO Rate" means, as the case may be, (a) relative to any Interest Period for LIBO Rate Loans, the rate of interest per annum equal to the average of the offered quotations appearing on Telerate Page 3750 (or if such Telerate Page shall not be available, any successor or similar service as may be selected by the Agent and the Borrower) as of 11:00 a.m., London, England time (or as soon thereafter as practicable), two Business Days prior to the beginning of such Interest Period, or (b) if none of such Telerate Page 3750 nor any successor or similar service is available, relative to any Interest Period for LIBO Rate Loans, the rate of interest equal to the average (rounded upwards, if necessary, to the nearest 1/100 of 1%) of the rates per annum at which Dollar deposits in immediately available funds are offered to CIBC's LIBOR Office in the interbank eurodollar market as at or about 11:00 a.m. London, England time two Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, and in an amount approximately equal to the amount of CIBC's LIBO Rate Loan and for a period approximately equal to such Interest Period.

     "LIBO Rate Loan" means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to the LIBO Rate.

     "LIBOR Office" means, relative to any Lender, the office of such Lender designated as such below its signature hereto or designated in the Lender Assignment Agreement or such other office of a Lender as designated from time to time by notice from such Lender to the Borrower and the Agent, whether or not outside the United States, which shall be making or maintaining LIBO Rate Loans of such Lender hereunder.

     "Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

     "Limited Partnership Units" means Common Units, Subordinated
Units and any other units representing a limited partner's interest in the Borrower.

     "Loan" is defined in Section 2.1.1.

     "Loan Document" means this Agreement, the Notes, the Guaranty and the Commitment Letter.

     "Material Adverse Effect" means with respect to the Borrower or any of its Subsidiaries a material adverse effect on (i) the business, property, financial conditions or operations of the Borrower or on the Borrower and such Subsidiaries (taken as a whole) or (ii) on the ability of the Borrower to perform its Obligations under any of the Loan Documents.

     "Material Subsidiary" means any Subsidiary the assets of which comprised more than 5% of consolidated assets of the Borrower and its Subsidiaries at the end of the fiscal year of the Borrower immediately prior to the date of determination, or the gross revenue of which for any of the three fiscal years of the Borrower immediately prior to the date of determination comprised more than 5% of consolidated gross revenue, all as determined by reference to the applicable financial statements of such Subsidiary and the Borrower.

     "Monthly Payment Date" means the last day of each calendar month or, if any such day is not a Business Day, the next succeeding Business Day.

     "NBPC" is defined in the first recital.

     "NBPC Credit Agreement" means that certain Credit Agreement among NBPC, as Borrower, The First National Bank of Chicago, as Administrative Agent, The First National Bank of Chicago, Royal Bank of Canada, and Bank of America National Trust and Savings Association as Syndication Agents and First Chicago Capital Markets, Inc., Royal Bank of Canada and BancAmerica Robertson Stephens (formerly known as BancAmerica Securities, Inc.) as Joint Arrangers, dated as of June 16, 1997, as the same may be amended, supplemented, restated or otherwise modified from time to time.

     "NBPC Partnership Agreement" means that certain General
Partnership Agreement relating to the formation of NBPC effective as of March 9, 1978 as heretofore amended, modified and supplemented and as such agreement may hereafter from time to time be further amended, modified or supplemented.

     "Note" means a promissory note of the Borrower payable to any Lender, in the form of Exhibit A hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

     "Obligations" means all obligations (monetary or otherwise) of the Borrower arising under or in connection with this Agreement, the Notes and each other Loan Document.

     "Operator" means that Person provided for in Section 8 of the NBPC Partnership Agreement which, at the date of this Agreement, is Northern Plains Natural Gas Company, a Delaware corporation.

     "Organic Document" means, relative to the Borrower, its Partnership Agreement and certificate of limited partnership; relative to the Intermediate Partnership, the Intermediate Partnership Agreement and its certificate of limited partnership and relative to NBPC, the NBPC Partnership Agreement.

     "Participant" is defined in Section 10.11.
     "Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of Northern Border Partners, L.P., dated as of October 1, 1993 as the same may have been or may hereafter be amended, supplemented, restated or otherwise modified from time to time.

     "Pension Plan" means a "pension plan", as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

     "Percentage" means, relative to any Lender, the percentage set forth opposite its signature hereto or set forth in the Lender Assignment Agreement, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreement(s) executed by such Lender and its Assignee Lender(s) and delivered pursuant to Section 10.11.

     "Person" means any natural person, corporation, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

     "Plan" means any multi-employer plan or single-employer plan as defined in Section 4001 of ERISA which is maintained or contributed to, or at any time during the five calendar years preceding the date of this Agreement was maintained or contributed to, for employees of the Borrower or an ERISA
Affiliate.

     "Quarterly Payment Date" means the last day of each March, June, September, and December or, if any such day is not a Business Day, the next succeeding Business Day.

     "Required Lenders" means, at any time, Lenders holding at least 51% of the then aggregate outstanding principal amount of the Notes then held by the Lenders, or, if no such principal amount is then outstanding, Lenders having at least 51% of the Commitments; provided, that, for purposes of the definition of "Subordinated Debt", "Required Lenders" shall mean Lenders holding at least 60% of such aggregate outstanding principal amount or, if no such principal amount is then outstanding, having at least 60% of the Commitments.

     "Risk-Based Capital Guidelines" is defined in Section 4.5.

     "Stated Maturity Date" means November 6, 2000.

     "Subordinated Debt" means all unsecured Indebtedness of the Borrower for money borrowed which is subordinated, upon terms satisfactory to the Required Lenders, in right of payment to the payment in full in cash of all Obligations.

     "Subordinated Units" means those units representing limited partnership interests in the Borrower which are owned by the General Partners and are subordinated as to payment of distributions to the Common Units pursuant to the terms of the Partnership Agreement.

     "Subsidiary" means, with respect to any Person, (i) any corporation of which more than 50% of the outstanding securities having ordinary voting power (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person or
(ii) any partnership, association, joint venture, limited liability company or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be directly or indirectly owned by such Person, by such Person and one or more Subsidiaries of such Person, or by one or more Subsidiaries of such Person. For purposes of this Agreement, the Intermediate Partnership (but not NBPC) is deemed to be a Subsidiary of the Borrower.

     "Taxes" is defined in Section 4.6.

     "type" means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan, a CD Rate Loan or a LIBO Rate Loan.

     SECTION I.2. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule and in each Note, Borrowing Request, Continuation/Conversion Notice, Loan Document, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

     SECTION I.3. Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

     SECTION I.4. Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 7.2.3) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, those generally accepted accounting principles ("GAAP") applied in the preparation of the financial statements referred to in Section 6.5.


                           ARTICLE II

          COMMITMENTS, BORROWING PROCEDURES AND NOTES

     SECTION II.1. Commitments. On the terms and subject to the conditions of this Agreement (including Article V), each Lender severally agrees to make Loans pursuant to its Commitment described in this Section 2.1.

     SECTION II.1.1. Loan Commitment. From time to time on any Business Day occurring prior to the Commitment Termination Date, each Lender will make Loans (relative to such Lender, its "Loans") to the Borrower equal to such Lender's Percentage of the aggregate amount of the Borrowing requested by the Borrower to be made on such day. On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow Loans.

     SECTION II.1.2. Lenders Not Permitted or Required To Make Loans. No Lender shall be permitted or required to make any Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Loans (a) of all Lenders would exceed the Commitment Amount, or (b) of such Lender would exceed such Lender's Percentage of the Commitment Amount.

     SECTION II.2.  Reduction of Commitment Amount.  The
Commitment Amount is subject to reduction from time to time pursuant to this Section 2.2.

     The Borrower may, from time to time on any Business Day occurring after the time of the initial Borrowing hereunder, voluntarily reduce the Commitment Amount; provided, however, that all such reductions shall require at least three Business Days' prior notice to the Agent and be permanent, and any partial reduction of any Commitment Amount shall be in a minimum amount of $10,000,000 and in an integral multiple of $5,000,000.

     Upon the incurrence of any Indebtedness as described in
Section 7.2.1(e) the Commitment Amount shall be reduced by an amount equal to the proceeds of such Indebtedness. Upon the sale pursuant to Section 7.2.9 of any Common Units in the Borrower other than the sale of Limited Partnership Units issued to the General Partners pursuant to Section 7.1.9, the Commitment Amount shall be reduced by an amount equal to (i) the proceeds of such sale (net of reasonable sale costs) less (ii) the proceeds of such sale which were raised for the stated purpose of capital contributions by the Borrower to NBPC, whether directly or indirectly through the Intermediate Partnership, or for capital investments or acquisitions by the Borrower either directly or indirectly through its Subsidiaries which comply with Section 7.2.7, in each case for purposes other than the Expansion and Extension less (iii) the proceeds of such sale which were raised for the stated purpose of making capital contributions to NBPC, whether directly or indirectly through the Intermediate Partnership (including reimbursement of prior contributions) to fund the construction of the Expansion and Extension to the extent that proceeds from such issuance, together with proceeds of all prior issuances of Common Units since the Effective Date for the stated purpose of making such contributions, are not in excess of $25,000,000 in the aggregate.

     SECTION II.3. Borrowing Procedure. By delivering a Borrowing Request to the Agent on or before 12:00 noon, New York, New York time, on a Business Day, the Borrower may from time to time irrevocably request, (i) in the case of a Borrowing of LIBO Rate Loans, on not less than three nor more than five Business Days' notice and (ii) in the case of a Borrowing of Base Rate Loans, on the date for such Borrowing, that a Borrowing be made in a minimum amount of $5,000,000 and an integral multiple of $1,000,000, or in the unused amount of the Commitment. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the type of Loans, and shall be made on the Business Day, specified in such Borrowing Request.
On or before 2:00 p.m. (New York, New York time) on such Business Day each Lender shall deposit with the Agent same day funds in an amount equal to such Lender's Percentage of the requested Borrowing. Such deposit will be made to an account which the Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Agent shall make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Borrowing Request. No Lender's obligation to make any Loan shall be affected by any other Lender's failure to make any Loan.

     SECTION II.4. Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Agent on or before 12:00 noon, New York, New York time, on a Business Day, the Borrower may from time to time irrevocably elect, on not less than three nor more than five Business Days' notice that all, or any portion in an aggregate minimum amount of $5,000,000 and an integral multiple of $1,000,000, of any Loans be, in the case of Base Rate Loans, converted into LIBO Rate Loans or, in the case of LIBO Rate Loans, be converted into a Base Rate Loan or continued as a LIBO Rate Loan (in the absence of delivery of a Continuation/ Conversion Notice with respect to any LIBO Rate Loan at least three Business Days before the last day of the then current Interest Period with respect thereto, such LIBO Rate Loan shall, on such last day, automatically convert to a Base Rate
Loan); provided, however, that (i) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders, and (ii) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBO Rate Loans when any Default has occurred and is continuing.

     SECTION II.5. Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided, however, that such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Sections 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing Dollar deposits in its LIBOR Office's interbank eurodollar market.

     SECTION II.6. Notes. Each Lender's Loans under its Commitment shall be evidenced by a Note payable to the order of such Lender in a maximum principal amount equal to such Lender's Percentage of the original applicable Commitment Amount. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender's Note (or on any continuation of such grid) or in such Lender's other records as it may maintain, which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, and the interest rate and Interest Period applicable to, the Loans evidenced thereby. Such notations shall be conclusive and binding on the Borrower absent manifest error; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of the Borrower.


                          ARTICLE III

           REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

     SECTION III.1. Repayments and Prepayments. The Borrower shall repay in full the unpaid principal amount of each Loan upon the Stated Maturity Date therefor. Prior thereto, the Borrower

          (a) may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loans; provided, however, that (i) any such prepayment shall be made pro rata among Loans of the same type and, if applicable, having the same Interest Period of all Lenders; (ii) any such prepayment of any LIBO Rate Loan made on any day other than the last day of the Interest Period for such Loan shall be subject to the provisions of Section 4.4; (iii) all such voluntary prepayments of LIBO Rate Loans shall require at least three but no more than five Business Days' prior written notice and all such voluntary prepayments of Base Rate Loans shall require at least one but no more than five Business Days' prior written notice, in each case delivered to the Agent; and (iv) all such voluntary partial prepayments shall be in an aggregate minimum amount of $5,000,000 and an integral multiple of $1,000,000;

          (b) shall, on each date when any reduction in the Commitment Amount shall become effective, including pursuant to Section 2.2, make a mandatory prepayment of all Loans equal to the excess, if any, of the aggregate, outstanding principal amount of all Loans over the Commitment Amount as so reduced;

          (c) unless on or before such date the Expansion and Extension shall have been completed such that NBPC has received written authorization from the FERC, or its representative, to commence service on the Expansion and Extension and NBPC shall have complied in all material respects with the terms of the FERC Certificate of Public Convenience and Necessity dated August 1, 1997 issued to NBPC, and the Agent shall have received a certificate from an Authorized Officer of the Borrower certifying that NBPC has received such written authorization, shall, upon the occurrence of the Facility B Termination Date (as such term is defined in the NBPC Credit Agreement), repay all Loans outstanding; and

          (d) shall, immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Section 8.2 or
     Section 8.3, repay all Loans, unless, pursuant to Section
     8.3, only a portion of all Loans is so accelerated.

     Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by
Section 4.4. No voluntary prepayment of principal of any Loans shall cause a reduction in the Commitment Amount.

     SECTION III.2. Interest Provisions. Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with this Section 3.2.

     SECTION III.2.1.    Rates.  Pursuant to an appropriately
delivered Borrowing Request or Continuation/Conversion Notice, the Borrower may elect that Loans comprising a Borrowing accrue interest at a rate per annum:

          (a) on that portion maintained from time to time as a Base Rate Loan, equal to the Alternate Base Rate from time to time in effect; and

          (b) on that portion maintained as a LIBO Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBO Rate for such Interest Period plus the Applicable Margin.

     The LIBO Rate for any Interest Period for LIBO Rate Loans will be determined by the Agent on the basis of the applicable rates determined pursuant to clause (a) or (b) in the definition of "LIBO Rate," as the case may be, two Business Days before the first day of such Interest Period.

     All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan.

     SECTION III.2.2. Post-Maturity Rates. After the date any principal amount of any Loan is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise), or after any other monetary Obligation of the Borrower shall have become due and payable, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to the Alternate Base Rate plus a margin of 2%.

     SECTION III.2.3.    Payment Dates.  Interest accrued on each
Loan shall be payable, without duplication:

          (a)  on the Stated Maturity Date therefor;

          (b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan;

          (c)  with respect to Base Rate Loans, on each Quarterly
     Payment Date occurring after the date of the initial
     Borrowing hereunder;

          (d) with respect to LIBO Rate Loans, the last day of each applicable Interest Period (and, if such Interest
     Period shall exceed three months, on the last day of each three month period of such Interest Period);

          (e) with respect to any Base Rate Loans converted into LIBO Rate Loans on a day when interest would not otherwise have been payable pursuant to clause (c), on the date of such conversion; and

          (f)  on that portion of any Loans the Stated Maturity
     Date of which is accelerated pursuant to Section 8.2 or
     Section 8.3, immediately upon such acceleration.

     Interest accrued on Loans or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Stated Maturity
Date, upon acceleration or otherwise) shall be payable upon demand.

     SECTION III.3. Fees. The Borrower agrees to pay the fees set forth in this Section 3.3. All such fees shall be non-refundable.

     SECTION III.3.1. Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Lender, for the period (including any portion thereof when any of its Commitments are suspended by reason of the Borrower's inability to satisfy any condition of Article V) commencing on the Effective Date and continuing through the final Commitment Termination Date, a commitment fee at the rate of .15 of 1% per annum on such Lender's Percentage of the sum of the average daily unused portion of the Commitment Amount. Such commitment fees shall be payable by the Borrower in arrears on each Quarterly Payment Date, commencing with the first such day following the Effective Date, and on the Commitment Termination Date.

     SECTION III.3.2. Upfront Fee. The Borrower agrees to pay to the Agent for the account of each Lender, an upfront fee in an amount equal to the amount set forth in a letter to each Lender from the Agent which amount has been agreed to by the Borrower, payable on the Effective Date.

     SECTION III.3.3. Agent's Fee. To the Agent, for its own account and for the account of CIBC Oppenheimer Corp. (formerly known as CIBC Wood Gundy Securities Corp.), an agency fee and a structuring fee as set forth in that certain letter agreement dated September 25, 1997 (the "Commitment Letter") between the Borrower and the Agent.


                           ARTICLE IV

             CERTAIN LIBO RATE AND OTHER PROVISIONS

     SECTION IV.1. LIBO Rate Lending Unlawful. If any Lender determines that the advancement of or maintenance of any of its LIBO Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, the Agent shall suspend the availability of LIBO Rate Loans for such Lender and any LIBO Rate Loan for such Lender shall automatically convert into a Base Rate Loan.

     SECTION IV.2. Deposits Unavailable. If the Agent shall have determined that (a) Dollar deposits in the relevant amount and for the relevant Interest Period appropriate to match fund LIBO Rate Loans are not available in the relevant market; or
(b) by reason of circumstances affecting the relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans, then, upon notice from the Agent to the Borrower and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans shall forthwith be suspended until Dollar deposits in the relevant amounts and for the relevant Interest Periods are available in the relevant market and adequate means exist for ascertaining the applicable interest rate. If after giving effect to amounts payable under Sections 4.3 and 4.5 an interest rate applicable to LIBO Rate Loans does not accurately reflect the cost of making a LIBO Rate Loan, then, if for any reason whatsoever the provisions of Section 4.3 are inapplicable, the Agent shall suspend the availability of LIBO Rate Loans made after the date of any such determination.

     SECTION IV.3. Increased LIBO Rate Loan Costs, etc. If any change in, or introduction of, any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or compliance of any Lender therewith,
(a) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding franchise taxes and taxes imposed on the overall net income of any Lender or applicable Lending Installation), or changes the basis of taxation of payments to any Lender in respect of its LIBO Rate Loans or other amounts due it hereunder, or (b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation, or (c) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining LIBO Rate Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with LIBO Rate Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of LIBO Rate Loans held or interest received by it, by an amount deemed material by such Lender, then, within 15 days of demand by such Lender specifying, in reasonable detail, the nature of the change or introduction, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans and its Commitment. The Borrower shall not be obligated to compensate any Lender pursuant to this Section 4.3 for any amounts attributable to a period more than 120 days prior to the giving of notice by such Lender to the Borrower of its intention to seek compensation under this Section 4.3 or its request therefor.

     SECTION IV.4. Funding Losses. If any payment to any Lender of a LIBO Rate Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment, the replacement of such Lender pursuant to Section 4.8, or otherwise, or a LIBO Rate Loan is not made or converted on the date specified by the Borrower in a Borrowing Request or Continuation/Conversion Notice, as the case may be, for any reason other than default by the relevant Lenders, the Borrower will indemnify each such Lender, or will cause each such Lender to be indemnified, for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the LIBO Rate Loan but excluding lost profits. The Borrower shall not be obligated to compensate any Lender pursuant to this
Section 4.4 for any amounts attributable to a period more than 120 days prior to the giving of notice by such Lender to the Borrower of its intention to seek compensation under this Section
4.4 or its request therefor.

     SECTION IV.5. Increased Capital Costs. If a Lender determines that the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender, or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender reasonably determines is attributable to this Agreement, its Loans, or its obligation to make Loans hereunder (after taking into account such Lender's policies as to capital adequacy being applied with respect to customers similarly situated to Borrower with whom such Lender has a contractual right to so charge such amounts). "Change" means (i) any change after the Effective Date in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the Effective Date which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the Effective Date, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement. The Borrower shall not be obligated to compensate any Lender pursuant to this Section 4.5 for any amounts attributable to a period more than 120 days prior to the giving of notice by such Lender to the Borrower of its intention to seek compensation under this Section 4.5 or its request therefor.

     SECTION IV.6. Taxes. All payments by the Borrower of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by any Lender's net income or receipts (such non-excluded items being called "Taxes"). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will
(a) pay directly to the relevant authority the full amount required to be so withheld or deducted; (b) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authority; and
(c) pay to the Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required. Moreover, if any Taxes are directly asserted against the Agent or any Lender with respect to any payment received by the Agent or such Lender hereunder, the Agent or such Lender may pay such Taxes and the Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such person would have received had not such Taxes been asserted.

     If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent, for the account of the respective Lenders, the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental Taxes, interest or penalties that may become payable by any Lender as a result of any such failure. For purposes of this Section 4.6, a distribution hereunder by the Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

     Upon the request of the Borrower or the Agent, each Lender that is organized under the laws of a jurisdiction other than the United States shall, prior to the due date of any payments under the Notes, execute and deliver to the Borrower and the Agent, on or about the first scheduled payment date in each Fiscal Year, one or more (as the Borrower or the Agent may reasonably request) United States Internal Revenue Service Forms 4224 or Forms 1001 or such other forms or documents (or successor forms or documents), appropriately completed, as may be applicable to establish the extent, if any, to which a payment to such Lender is exempt from withholding or deduction of Taxes.

     SECTION IV.7. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its LIBO Rate Loans to reduce any liability of the Borrower to such Lender under Section 4.3 or to avoid the unavailability of LIBO Rate Loans under Section 4.1 or 4.2, so long as such designation is not disadvantageous to such Lender as determined by such Lender in good faith. A written statement of a Lender as to the amount due under Section 4.3, 4.4, 4.5 or 4.6 shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a LIBO Rate Loan shall be calculated as though each Lender funded its LIBO Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBO Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the Borrower of the written statement. The obligations of the Borrower under Sections 4.3, 4.4, 4.5, and 4.6 shall survive payment of the Obligations and termination of this Agreement.

     SECTION IV.8. Replacement of Lenders. If any Lender is unable to make a LIBO Rate Loan pursuant to Section 4.1 or 4.2, is subject to increased costs pursuant to Section 4.3, 4.4, 4.5 or 4.6 fails to designate an alternate Lending Installation pursuant to Section 4.3 or 4.7, or is owed or reasonably anticipates being owed additional amounts pursuant to Section 4.3 or 4.5 and fails to take action to the extent required under
Section 4.3, 4.5 or 4.7 to avoid or reduce any such additional amounts, the Borrower shall have the right, if no Event of Default then exists, to replace such Lender with another financial institution reasonably acceptable to the Agent provided that (i) such financial institution shall unconditionally offer in writing (with a copy to the Agent) to purchase, in accordance with Section 10.11.1, all of such Lender's rights and obligations under this Agreement and the Notes, without recourse or expense to, or warranty (except warranty of ownership which is free and clear of any adverse claims) by, such Lender being replaced for a purchase price equal to the aggregate outstanding principal amount of the Notes payable to such Lender plus accrued but unpaid fees and interest in respect of such Lender's Commitment hereunder to the date of such purchase on a date therein specified, (ii) the Obligations of the Borrower owing pursuant to
Section 4.3, 4.5 and 4.6 to the Lender being replaced and all costs and expenses owing to such Lender pursuant to Section 4.4 shall be paid in full to the Lender being replaced concurrently with such replacement, (iii) the replacement financial institution shall execute a Lender Assignment Agreement pursuant to which it shall become a party hereto as provided in Section
10.11.1 and shall pay the processing fee required pursuant to such Section, and (iv) upon compliance with the provisions for assignment provided in Section 10.11.1 and the payment of amounts referred to in clause (i), the replacement financial institution shall constitute a "Lender" hereunder and the Lender being so replaced shall no longer constitute a "Lender" hereunder; provided that (x) if such Lender accepts such an offer and such financial institution fails to purchase on such specified date in accordance with the terms of such offer, the Borrower shall continue to be obligated to pay the increased cost, amounts, expenses and taxes under Sections 4.3, 4.4, 4.5 and 4.6 above to such Lender and (y) if such Lender fails to accept such purchase offer, the Borrower shall not be obligated to pay such Lender such increased cost pursuant to such Sections from and after the date of such purchase offer.

     SECTION IV.9. Payments, Computations, etc. Unless otherwise expressly provided, all payments by the Borrower pursuant to this Agreement, the Notes or any other Loan Document shall be made by the Borrower to the Agent for the pro rata account of the Lenders entitled to receive such payment. All such payments required to be made to the Agent shall be made, without setoff, deduction or counterclaim, not later than 12:00 noon, New York, New York time, on the date due, in same day or immediately available funds, to such account as the Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Agent on the next succeeding Business Day. The Agent shall promptly remit in same day funds to each Lender its share, if any, of such payments received by the Agent for the account of such Lender. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan, 365 days or, if appropriate, 366 days). Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (c) of the definition of the term "Interest Period" with respect to LIBO Rate Loans) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

     SECTION IV.10. Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involun tary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Sections 4.3, 4.4 and 4.5) in excess of its pro rata share of payments then or therewith obtained by all Lenders, such Lender shall purchase from the other Lenders such participations in Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender's ratable share (according to the proportion of (a) the amount of such selling Lender's required repayment to the purchasing Lender to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.11) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

     SECTION IV.11. Setoff. Each Lender shall, upon the occurrence of any Default described in clauses (a) through (d) of
Section 8.1.9 with respect to the Borrower, any Material Subsidiary or NBPC or, with the consent of the Required Lenders, upon the occurrence of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due) any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with such Lender; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.10. Each Lender agrees promptly to notify the Borrower and the Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.

     SECTION IV.12. Use of Proceeds. The Borrower shall apply the proceeds of each Borrowing in accordance with clauses (a) and
(b) of the fifth recital; provided that, proceeds of any Borrowing may be used for general business purposes of the Borrower as set forth in clause (b) of the fifth recital only if prior to such use the Expansion and Extension shall have been completed such that NBPC has received written authorization from the FERC, or its representative, to commence service on the Expansion and Extension and NBPC shall have complied in all material respects with the terms of the FERC Certificate of Public Convenience and Necessity dated August 1, 1997 issued to NBPC, and the Agent shall have received a certificate from an Authorized Officer of the Borrower certifying that NBPC has received such written authorization; and further provided that the amount used for such general business purposes at any one time outstanding shall be no greater than the lesser of (a) the difference (if positive) between the Commitment Amount then in effect and the aggregate principal of Loans outstanding as of the date such certificate is delivered by an Authorized Officer of the Borrower and (b) $40,000,000. Without limiting the foregoing, no proceeds of any Loan will be used to make any distribution on Limited Partnership Units or General Partners' interests in the Borrower or to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934 or any "margin stock", as defined in F.R.S. Board Regulation U.


                           ARTICLE V

                    CONDITIONS TO BORROWING

     SECTION V.1.   Initial Borrowing.  The obligations of the
Lenders to fund the initial Borrowing shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 5.1.

     SECTION V.1.1. Resolutions, etc. The Agent shall have received from the Secretary or an Assistant Secretary of the Partnership Policy Committee of each of the Borrower and of the Intermediate Partner a certificate, dated the Effective Date, as to

          (a) copies of any action taken by the policy and management committee of the Borrower or Intermediate Partnership or other partnership action of the Borrower or Intermediate Partnership with respect to this Agreement, the Notes, or any other Loan Document to be signed by the Borrower or the Intermediate Partnership, as the case may be;

          (b) the incumbency and signatures of those of its officers authorized to act with respect to this Agreement, the Notes and each other Loan Document executed by it on behalf of the Borrower, and

          (c)  the Partnership Agreement or Intermediate
     Partnership Agreement (as the case may be) and all amendments and supplements thereto.

     The Agent shall have received from each General Partner of the Borrower and the Intermediate Partnership, a certificate, dated the Effective Date, of its Secretary or Assistant Secretary as to

          (a) resolutions of its Board of Directors then in full force and effect with respect to any corporate action taken authorizing the execution, delivery and performance of, this Agreement on behalf of such General Partner, and

          (b) the incumbency and signatures of those of its officers authorized to act with respect to this Agreement on behalf of such General Partner.

     The Agent shall have received from the Operator a certificate dated the Effective Date, of an officer of the Operator familiar with such matters, as to the incumbency and signature of any of its officers or employees acting as Authorized Representatives.

     Each Lender may conclusively rely upon each certificate described in this Section 5.1.1 until it shall have received a further certificate of the Secretary of such General Partner canceling or amending such prior certificate.

     SECTION V.1.2. Delivery of Notes. The Agent shall have received, for the account of each Lender, its Notes duly executed and delivered by the Borrower.

     SECTION V.1.3. Guaranty.  The Agent shall have received the
Guaranty duly executed and delivered by the Intermediate
Partnership.

     SECTION V.1.4. Opinions of Counsel. The Agent shall have received opinions, dated the date of the Effective Date and addressed to the Agent and all Lenders, from (i) Vinson & Elkins, L.L.P., counsel to the Borrower and the Intermediate Partnership, substantially in the form of Exhibit E-1 hereto; (ii) Janet Place, Vice President and General Counsel of Northern Plains Natural Gas Company, substantially in the form of Exhibit E-2 hereto; and (iii) counsel for each of the General Partners, substantially in the form of Exhibit E-3 hereto.

     SECTION V.1.5. Closing Fees, Expenses, etc. The Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Sections 3.3 and 10.3, if then invoiced.

     SECTION V.2. All Borrowings. The obligation of each Lender to fund any Loan on the occasion of any Borrowing (including the initial Borrowing) shall be subject to the satisfaction of each of the conditions precedent set forth in this Section 5.2.

     SECTION V.2.1. Compliance with Warranties, No Default, etc. Both before and after giving effect to any Borrowing (but, if any Default of the nature referred to in Section 8.1.5 shall have occurred with respect to any other Indebtedness, without giving effect to the application, directly or indirectly, of the proceeds thereof) the following statements shall be true and correct

          (a)  the representations and warranties set forth in
     Article VI hereof and in Article III of the Guaranty (excluding, however, those contained in Section 6.7 hereof) shall be true and correct with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

          (b) no Default shall have then occurred and be continuing.

     SECTION V.2.2. Material Adverse Change. Since the date of the financial statements referenced in Section 6.5, there shall have been no material adverse change in the financial condition, operations, assets, business or properties of the Borrower, its Subsidiaries and NBPC, taken as a whole. Since the date of the financial statements referenced in Section 6.5, there shall have been no change in the policy of NBPC or the Intermediate Partnership with respect to cash disbursements and distributions to the Borrower which would have a Material Adverse Effect on the Borrower.

     SECTION V.2.3. Borrowing Request. The Agent shall have received a Borrowing Request for such Borrowing. Each of the delivery of a Borrowing Request and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing (both immediately before and after giving effect to such Borrowing and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct.

     SECTION V.2.4. Legal Matters. All legal matters incident to the making of such Loans shall be satisfactory to the Agent and its counsel.


                           ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES

     In order to induce the Lenders and the Agent to enter into this Agreement and to make Loans hereunder, the Borrower represents and warrants unto the Agent and each Lender as set forth in this Article VI.

     SECTION VI.1. Organization, etc. The Borrower is a limited partnership formed and existing and in good standing under the laws of the State of Delaware, is duly qualified to do business as a foreign limited partnership and is in good standing in each jurisdiction where the nature of its business requires such qualification, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under this Agreement, the Notes and each other Loan Document to which it is a party and to own and hold under lease its property and to conduct its business substantially as currently conducted by it. NBPC is a general partnership duly formed, validly existing and in good standing under the laws of the State of Texas, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to own and hold under lease its property and to conduct its business substantially as currently conducted by it in each jurisdiction in which its business is conducted.

     SECTION VI.2. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by the Borrower of this Agreement, the Notes and each other Loan Document executed or to be executed by it, and the Borrower's ownership of interests in the Intermediate Partnership and, indirectly through the Intermediate Partnership, of interests in NBPC and NBPC's construction of the Expansion and Extension are within the Borrower's, the Intermediate Partnership's and NBPC's partnership powers, as the case may be, have been duly authorized by all necessary action, and do not

          (a) contravene the Organic Documents of the Borrower, the Intermediate Partnership or NBPC, as the case may be;

          (b) contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting the Borrower, the Intermediate Partnership or NBPC; or

          (c) result in, or require the creation or imposition of, any Lien on any of the Borrower's, the Intermediate
     Partnership's or NBPC's properties.

     SECTION VI.3. Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower of this Agreement, the Notes or any other Loan Document, or for the Borrower's ownership of its interests in the Intermediate Partnership or, indirectly through the Intermediate Partnership, of interests in NBPC. Neither the Borrower nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended. The Borrower and its Subsidiaries are not subject to, or are exempt from regulation as, a "holding company" or a "subsidiary company" of a "holding company" under, the Public Utility Holding Company Act of 1935, as amended, in each case as such terms are defined in that Act.

     SECTION VI.4. Validity, etc. This Agreement constitutes, and the Notes and each other Loan Document executed by the Borrower will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and except that enforceability under the Loan Documents is subject to general principles of equity (regardless of whether such enforceability is considered at law or in equity).

     SECTION VI.5.    Financial Information.  The
(a) consolidated financial statements of the Borrower dated as of June 30, 1997, which reflect the consolidated financial information for the Borrower, all Subsidiaries of the Borrower and NBPC and (b) the unconsolidated financial statements of the Borrower dated as of June 30, 1997, which reflect solely the combined financial information for the Borrower and the Intermediate Partnership on a stand-alone basis, copies of which in each case have been furnished to the Agent and each Lender, have been prepared in accordance with GAAP consistently applied, except as to consolidation requirements in the case of the financial statements referred to in clause (b), and present fairly the consolidated or unconsolidated financial condition of the Borrower, as the case may be, and the partnerships covered thereby at the dates thereof and the results of their operations for the periods then ended.

     SECTION VI.6. No Material Adverse Change. Since the date of the financial statements described in Section 6.5, there has been no material adverse change in the financial condition, operations, assets, business or properties of the Borrower or the Intermediate Partnership.

     SECTION VI.7. Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of the Borrower, threatened litigation, action, proceeding, or labor controversy affecting the Borrower, NBPC or any of the Borrower's Subsidiaries, or any of their respective properties, businesses, assets or revenues, which could reasonably be expected to have a Material Adverse Effect on the Borrower or which purports to affect the legality, validity or enforceability of this Agreement, the Notes or any other Loan Document, except as disclosed in the Form 10-K of the Borrower dated as of December 31, 1996 or the Form 10-Q of the Borrower dated as of June 30, 1997.

     SECTION VI.8.    Material Subsidiaries. As of the Effective
Date, the Borrower has no Material Subsidiaries, except the Intermediate Partnership.

     SECTION VI.9. Ownership of Properties. The Borrower owns good and marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges or claims (including infringement claims with respect to patents, trademarks, copyrights and the like) except as permitted pursuant to Section 7.2.2.

     SECTION VI.10. Taxes. The Borrower and each of its Material Subsidiaries has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

     SECTION VI.11.   ERISA Plans.  As of the Effective Date, the
Borrower has no Plans, and as of any date thereafter, shall have no Plans except Plans which conform to Section 7.2.14.

     SECTION VI.12. Environmental Matters. None of the Borrower, any of its Subsidiaries or NBPC is subject to any liability or obligation for remedial action under any Environmental Laws which could reasonably be expected to have a Material Adverse Effect on the Borrower, its Subsidiaries and NBPC, taken as a whole. There is no pending or, to the best of the Borrower's knowledge, threatened investigation or inquiry regarding the Borrower, any of its Subsidiaries or NBPC or any properties of any of the foregoing (i) pertaining to any violation of any Environmental Law relating to Hazardous Materials, or (ii) which could reasonably be expected to result in any requirement that the Borrower, such Subsidiary or NBPC conduct any clean-up or remediation activities with respect to any Hazardous Materials which could reasonably be expected to have a Material Adverse Effect on the Borrower, its Subsidiaries and NBPC, taken as a whole. There are no Hazardous Materials located on or under any of the properties of the Borrower, any of its Subsidiaries or NBPC which could reasonably be expected to have a Material Adverse Effect on the Borrower, its Subsidiaries and NBPC, taken as a whole. None of the Borrower, any of its Subsidiaries or NBPC has caused or permitted any Hazardous Material to be disposed of on or under or released from any of its properties which disposal or release could reasonably be expected to have a Material Adverse Effect on the Borrower, its Subsidiaries and NBPC, taken as a whole. The Borrower has no knowledge of any violation of any Environmental Law by any previous owner of any of its properties or properties owned by any of its Subsidiaries or NBPC that could reasonably be expected to have a Material Adverse Effect on the Borrower, its Subsidiaries and NBPC, taken as a whole.

     SECTION VI.13. Regulations G, U and X. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation G, U or X. Terms for which meanings are provided in F.R.S. Board Regulation G, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

     SECTION VI.14. Default. No Default or Event of Default has occurred and is continuing. To the knowledge of the Borrower, no default in the payment when due, whether by acceleration or otherwise, of any Indebtedness of NBPC has occurred and is continuing.

     SECTION VI.15. Accuracy of Information. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower in writing to the Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower to the Agent or any Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified and as of the date of execution and delivery of this Agreement by the Agent and such Lender, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.


                          ARTICLE VII

                           COVENANTS

     SECTION VII.1. Affirmative Covenants. The Borrower agrees with the Agent and each Lender that, until all Commitments have terminated and all Obligations have been paid and performed in full, the Borrower will perform the obligations set forth in this
Section 7.1.

     SECTION VII.1.1. Financial Information, Reports, Notices, etc. The Borrower will furnish, or will cause to be furnished, to each Lender and the Agent copies of the following financial statements, reports, notices and information:

          (a) as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower,
     (i) consolidated financial statements of the Borrower which reflect consolidated information for the Borrower, its Subsidiaries and NBPC dated as of the end of such Fiscal Quarter, (ii) consolidating financial statements of the Borrower and of the Intermediate Partnership dated as of the end of such Fiscal Quarter, which reflect solely the information of the Borrower and of the Intermediate Partnership, exclusive of any other subsidiaries and (iii) a statement reconciling the items of Indebtedness and Capitalization as reported on the balance sheets contained in the financial statements described in clauses (i) and
     (ii) above, in each case for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by the chief financial Authorized Officer of the Borrower;

          (b) as soon as available and in any event within 120 days after the end of each Fiscal Year of the Borrower, a copy of the annual audit report for such Fiscal Year for the Borrower for the consolidated balance sheets of the Borrower as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of the Borrower for such Fiscal Year, in each case certified (without any Impermissible Qualification) in a manner acceptable to the Agent and the Required Lenders by independent public accountants acceptable to the Agent and the Required Lenders;

          (c) as soon as available and in any event within 120 days after the end of each Fiscal Year of the Borrower:
     (i) financial statements of the Borrower dated as of the end of such Fiscal Year, which reflect the consolidated financial information for the Borrower, its Subsidiaries, and NBPC, (ii) consolidating financial statements of the Borrower and of the Intermediate Partnership dated as of the end of such Fiscal Year, which reflect solely the financial information for the Borrower and for the Intermediate Partnership, exclusive of any other subsidiaries; and
     (iii) a statement reconciling items of Indebtedness and Capitalization as reported on the balance sheets contained in the financial statements described in clauses (i) and
     (ii) above; in each case certified by the chief financial Authorized Officer of the Borrower;

          (d) as soon as available and in any event as of the date of delivery of the financial statements required above after the end of each Fiscal Quarter, a certificate, executed by the chief financial Authorized Officer of the Borrower, stating that the financial statements fairly present the Borrower's financial condition and results of operations and showing (in reasonable detail and with appropriate calculations and computations in all respects satisfactory to the Agent) compliance with the financial covenant set forth in Section 7.2.3;

          (e) as soon as possible and in any event within ten Business Days after an Authorized Officer has knowledge of the occurrence of each Default, a statement of the chief financial Authorized Officer of the Borrower setting forth details of such Default and the action which the Borrower has taken and proposes to take with respect thereto;

          (f) as soon as possible and in any event within ten Business Days after (x) the occurrence of any adverse development with respect to any litigation, action, proceeding, or labor controversy described in Section 6.7 or
     (y) the commencement of any labor controversy, litigation, action, proceeding of the type described in Section 6.7, in each case which could reasonably be expected to have a Material Adverse Effect on the Borrower or which purports to affect the legality, validity or enforceability of this Agreement, the Notes or any other Loan Document, notice thereof and copies of all documentation relating thereto;

          (g) promptly after the sending or filing thereof, copies of all reports which the Borrower sends to any of its security holders, and all reports and registration statements which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange; and

          (h) such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

     SECTION VII.1.2. Compliance with Laws, etc. The Borrower will comply, and in the case of clause (b) below will cause each of its Subsidiaries and NBPC to comply, in all material respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards except where the failure to so comply will not reasonably be expected to have a Material Adverse Effect, such compliance to include (without limitation): (a) the maintenance and preservation of its existence and qualification as a foreign limited partnership;
(b) compliance with all Environmental Laws; and (c) the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

     SECTION VII.1.3. Maintenance of Properties. The Borrower will, and will cause each of its Material Subsidiaries to, maintain, preserve, protect and keep its properties in good repair, working order and condition in accordance with prudent industry practices, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith in accordance with prudent industry practices, ordinary wear and tear excepted unless the Borrower or such Material Subsidiary determines in good faith that the continued maintenance of any of the properties of the Borrower or such Material Subsidiary is no longer economically desirable.

     SECTION VII.1.4. Insurance. The Borrower will maintain or cause to be maintained with responsible insurance companies insurance with respect to its properties and business against such casualties and contingencies and of such types and in such amounts as is consistent with prudent industry practice and will, upon request of the Agent, furnish to each Lender at reasonable intervals a certificate of an Authorized Officer of the Borrower setting forth the nature and extent of all insurance maintained by the Borrower in accordance with this Section.

     SECTION VII.1.5. Books and Records. The Borrower will keep books and records which accurately reflect all of its business affairs and transactions and permit the Agent and each Lender or any of their respective representatives, at reasonable times and intervals (during normal business hours), to visit all of its offices, to discuss its financial matters with its officers and, upon reasonable notice, to examine (and, at the expense of the Borrower, photocopy extracts from) any of its books or other corporate records.

     SECTION VII.1.6. [Reserved.]

     SECTION VII.1.7. Pari Passu Status. The Borrower will ensure that the claims and rights of the Lenders against it under this Agreement and each other Loan Document will not be subordinate to, and will rank at all times at least pari passu with, all other Indebtedness of the Borrower. The Borrower will not amend, modify or supplement any credit agreement, notes or other document relating to its Indebtedness in any manner which would make them materially more onerous to the Borrower than the provisions of this Agreement and the Notes as in effect from time to time.

     SECTION VII.1.8. Maintenance of Tax Status. The Borrower shall take all action necessary to prevent the Borrower, the Intermediate Partnership or NBPC from being, and will take no action which would have the effect of causing any of the Borrower, the Intermediate Partnership or NBPC to be, treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes.

     SECTION VII.1.9. Obligations to Make Loans or Purchase Units. If for any period the aggregate amount of cash distributions on the Limited Partnership Units and the General Partners' interests which the Partnership Policy Committee of the Borrower, in its sole discretion, determines are to be made for such period is greater than cash available from (a) funds held by the Borrower or the Intermediate Partnership resulting from Borrowings for the reimbursement of equity contributions for the Expansion and Extension prior to the Effective Date,(b) funds held by the Borrower or the Intermediate Partnership at the beginning of such period as a result of distributions from Subsidiaries and NBPC to the Borrower or the Intermediate Partnership in prior periods which have not yet been distributed by the Borrower and (c) distributions made to the Borrower or the Intermediate Partnership by Subsidiaries and NBPC with respect to such period, the General Partners of the Borrower, each on a several basis in proportion to their respective general partner interest in the Borrower hereby agree to make loans to the Borrower (which loans shall constitute Subordinated Debt) on terms and conditions satisfactory to the Required Lenders or to purchase additional Subordinated Units in an amount sufficient to provide for such cash distributions.

     SECTION VII.2. Negative Covenants. The Borrower agrees with the Agent and each Lender that, until all Commitments have terminated and all Obligations have been paid and performed in full, the Borrower will perform the obligations set forth in this
Section 7.2.

     SECTION VII.2.1. Indebtedness. The Borrower will not, and will not permit the Intermediate Partnership to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:
          (a)  Indebtedness in respect of the Loans and other
     Obligations;

          (b) unsecured Indebtedness incurred in the ordinary course of business (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services, but excluding Indebtedness incurred through the borrowing of money or Guaranteed Liabilities);

          (c)  [Reserved.];

          (d) Indebtedness in an aggregate amount not to exceed $25,000,000 the proceeds of which are incurred for the stated purpose of capital contributions to NBPC, whether directly or through the Intermediate Partnership or for acquisitions or capital investments by the Borrower, either directly or indirectly through its Subsidiaries;

          (e) other Indebtedness of the Borrower not permitted pursuant to clauses (a) or (d) above for borrowed money for which, pursuant to Section 2.2, the Commitment Amount hereunder shall be reduced;

          (f) Indebtedness constituting Subordinated Debt resulting from loans made by any Subsidiary of the Borrower, NBPC or the General Partners of the Borrower to the Borrower on terms and conditions satisfactory to the Required Lenders, acting in good faith, solely for the purpose of making distributions to the Common Unit holders as described in Section 7.1.9 hereof;

          (g) Indebtedness of the Intermediate Partnership resulting from loans made by any Subsidiary of the Intermediate Partnership or its General Partners to the Intermediate Partnership on terms and conditions satisfactory to the Required Lenders, acting in good faith, provided that, payment obligations of the Intermediate Partnership resulting from any Indebtedness of the Intermediate Partnership pursuant to loans from its General Partners or a Subsidiary of the Intermediate Partnership shall be subordinated on terms and conditions satisfactory to the Required Lenders in right of payment to its obligations under the Guaranty; and

          (h) Indebtedness of the Intermediate Partnership resulting from loans made by the Borrower to the Intermediate Partnership, provided that, such loans from the Borrower comply with Section 7.2.4 hereof;

provided, however, that no Indebtedness otherwise permitted by clauses (b), (d), (e) or (h) shall be permitted if, after giving effect to the incurrence thereof, any Default shall have occurred and be continuing.

     SECTION VII.2.2. Liens. The Borrower will not, and will not permit the Intermediate Partnership to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

          (a) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

          (b) Liens of carriers, operators, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

          (c) Liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

          (d) judgment Liens in existence less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies; and

          (e) Liens securing Indebtedness of the Borrower if, and only if, concurrently with the creation of such Lien, all senior unsecured Indebtedness of the Borrower hereunder is equally and ratably secured by such Liens.

     SECTION VII.2.3. Financial Condition. The Borrower will not permit its Debt to Capitalization Ratio to be greater than 35%.

     SECTION VII.2.4. Investments. The Borrower will not make, incur, assume or suffer to exist any Investment in any other
Person, except:

          (a) Investments existing on the Effective Date and identified in Item 7.2.4(a) ("Ongoing Investments") of the Disclosure Schedule;
          (b)  Cash Equivalent Investments;

          (c) without duplication, Investments permitted as Indebtedness pursuant to Section 7.2.1;

          (d) in the ordinary course of business, Investments, including contributions of capital, loans and advances, by the Borrower, directly or through the Intermediate
     Partnership, (i) in NBPC, and (ii) acquisitions and capital investments which comply with Section 7.2.7;

          (e) Eurodollar deposits having a term of no more than 180 days with the overseas branch of any Lender or any domestic bank having a capital and surplus of at least
     $500,000,000; or

          (f) participations having a term of no more than 90 days with (i) any Lender or (ii) any financial institution, the unsecured debt of which is rated in one of the two highest letter rating categories (e.g. in the case of Standard & Poors, either its AAA or AA category) by a nationally recognized securities credit rating agency, in loans made or owned by such Lender or other financial institution to Persons which have open market commercial paper rated in either of the two highest short-term rating categories by a nationally recognized securities credit rating agency;

provided, however, that

          (g) any Investment which when made complies with the requirements of the definition of the term "Cash Equivalent Investment" may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and

          (h) no Investment otherwise permitted by clause (d) or clause (f) shall be permitted to be made if, immediately before or after giving effect thereto, any Default shall have occurred and be continuing.

     SECTION VII.2.5. Payments to Limited Partnership Units, etc.
On and at all times after the Effective Date:

          (a) the Borrower will not declare, pay or make any distribution (in cash, property or obligations) on any interests (now or hereafter outstanding) in the Borrower or apply any of its funds, property or assets to the purchase of any partnership interests in the Borrower; provided, that, the Borrower may make distributions on the Limited Partnership Units and General Partners' interests in accordance with the Partnership Agreement during any period in the amount determined by the Partnership Policy Committee of the Borrower in its sole discretion.

          (b) the Borrower will not, and will not permit any of its Subsidiaries to

               (i) make any payment or prepayment of principal of, or make any payment of interest on, any Subordinated Debt on any day other than the stated, scheduled date for such payment or prepayment set forth in the documents and instruments memorializing such Subordinated Debt, or which would violate the subordination provisions of such Subordinated Debt; or

               (ii)   redeem, purchase or defease, any
          Subordinated Debt; and

          (c) the Borrower will not, and will not permit any Subsidiary to, make any deposit for any of the foregoing purposes.

     SECTION VII.2.6. Rental Obligations. The Borrower will not, and will not permit the Intermediate Partnership to, enter into at any time any arrangement which does not create a Capitalized Lease Liability and which involves the leasing by the Borrower or any of its Subsidiaries from any lessor of any real or personal property (or any interest therein), except arrangements which, together with all other such arrangements which shall then be in effect, will not require the payment of an aggregate amount of rentals by the Borrower and its Subsidiaries in excess of (excluding escalations resulting from a rise in the consumer price or similar index) $1,000,000 for any Fiscal Year or $3,000,000 during the full remaining term of such arrangements; provided, however, that any calculation made for purposes of this Section shall exclude any amounts required to be expended for maintenance and repairs, insurance, taxes, assessments, and other similar charges.

     SECTION VII.2.7. Limitation on Business Activities. The Borrower will not engage in any business activity except the ownership of a limited partner interest in the Intermediate Partnership and such activities as may be incidental or related thereto. The Borrower shall not permit NBPC or any Subsidiary of the Borrower to engage, directly or indirectly, in any business activity except (a) existing business activities consisting of the ownership and operation of natural gas and coal pipelines, the extension and expansion of such pipelines and related facilities, services related to transportation and marketing of natural gas and coal and such activities as may be incidental or related to the aforementioned and (b) new business activities in the area of exploration, development, production, processing, refining, transportation or marketing of gas, oil, coal or products thereof, provided that the gross income of such activities allows the Borrower to meet the exception in Section 7704 of the Code.

     SECTION VII.2.8. Consolidation, Merger, etc. Except as provided in its Partnership Agreement, the Borrower will not liquidate or dissolve, consolidate with, or merge into or with, any other partnership, corporation or other entity, or purchase or otherwise acquire all or substantially all of the assets of any Person (or of any division thereof) and each General Partner agrees that it will not sell, assign or transfer its interest in the Borrower or Intermediate Partnership or make any material change in the voting structure of the Borrower or Intermediate Partnership, except that a General Partner may sell, assign or transfer its partnership interest in the Borrower or Intermediate Partnership or consent to a change in voting structure if
(a) such sale, assignment, transfer or change in voting structure, after taking into account all sales, assignments or transfers occurring since the Effective Date (including contemporaneous sales, assignments or transfers, if any) of an interest in the Borrower and Intermediate Partnership by a General Partner and each change in voting structure occurring since the Effective Date (including contemporaneous changes, if any), will not result in a Change in Control and (b) such sale, assignment or transfer is to an entity the senior unsecured debt of which is rated at least BBB by Standard & Poor's or at least Baa2 by Moody's Investors Services.

     SECTION VII.2.9. Issuance of Units. The Borrower will not issue additional Common Units or Subordinated Units unless (a) upon the issuance of any Common Units the Commitment Amount shall be reduced as set forth in Section 2.2 and (b) the proceeds from the issuance of any additional Subordinated Units (net of reasonable issuance costs) shall be used for distributions to the Common Unit holders pursuant to Section 7.1.9.

     SECTION VII.2.10. Asset Dispositions, etc. The Borrower will not sell, transfer, lease, contribute or otherwise convey, or grant options, warrants or other rights with respect to, all or any substantial part of its assets (including accounts receivable and partnership interests in Material Subsidiaries) to any Person, unless such sale, transfer, lease, contribution or conveyance is in the ordinary course of its business or is a disposition of assets which are obsolete or are no longer used or useful in the business of the Borrower.

     SECTION VII.2.11. Modification of Certain Agreements. The Borrower will not consent to any amendment, supplement or other modification of any of the terms or provisions contained in any document or instrument evidencing or applicable to any Subordinated Debt, other than any amendment, supplement or other modification which extends the date or reduces the amount of any required repayment or redemption.

     The General Partners and the Borrower each agrees that it shall not, and the Intermediate Partnership shall not, consent to or vote in favor of any amendment of (a) the cash distribution policies of NBPC or the Intermediate Partnership in any manner which would have a Material Adverse Effect on the Borrower or materially adversely affect the rights and remedies of the Lenders under and in connection with this Agreement, the Notes or any other Loan Document; or (b) the NBPC Partnership Agreement or the Intermediate Partnership Agreement in any manner which would
(i) have a material adverse effect on the rights and remedies of the Lenders under and in connection with this Agreement, the Notes or any other Loan Document; or (ii) have a Material Adverse Effect on the Borrower. Each of the General Partners and the Borrower agree that there shall be no change in the Operator without the consent of the Required Lenders except upon a finding by the requisite number of Representatives to the Management Committee (such terms used herein as defined in the NBPC Partnership Agreement) of NBPC (other than the Representative designated by Northern Plains Natural Gas Company) pursuant to
Section 8.4.2 of the NBPC Partnership Agreement that the Operator has, through misfeasance, nonfeasance or gross negligence, acted in a manner contrary to the best interests of NBPC. Each General Partner agrees that it shall not consent to or vote in favor of any amendment of the Partnership Agreement which would have a Material Adverse Effect on the rights and remedies of the Lenders under and in connection with this Agreement, the Notes or any other Loan Document or have a Material Adverse Effect on the Borrower.

     SECTION VII.2.12. Transactions with Affiliates. The Borrower will not, and will not permit any of its Material Subsidiaries to, enter into, or cause, suffer or permit to exist any arrangement or contract with any of its other Affiliates unless such arrangement or contract is fair and equitable to the Borrower or such Material Subsidiary and is an arrangement or contract of the kind which would be entered into by a prudent Person in the position of the Borrower or such Material Subsidiary with a Person which is not one of its Affiliates.

     SECTION VII.2.13. Negative Pledges, Restrictive Agreements, etc. The Borrower will not, and will not permit any of its Material Subsidiaries to, enter into any agreement (excluding this Agreement and each other Loan Document and any other document or agreement governing Indebtedness permitted by
Section 7.2.1) prohibiting (a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, or the ability of the Borrower to amend or otherwise modify this Agreement or any other Loan Document; or
(b) the ability of any Material Subsidiary to make any payments, directly or indirectly, to the Borrower by way of distributions, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment, directly or indirectly, to the Borrower.

     SECTION VII.2.14. ERISA. Neither the Borrower nor any ERISA Affiliate shall maintain or contribute to any Plan without obtaining prior written consent of the Required Lenders unless such Plan is a Pension Plan and is maintained in a manner that could not reasonably be expected to give rise to an Event of Default pursuant to Section 8.1.7.

                          ARTICLE VIII

                       EVENTS OF DEFAULT

     SECTION VIII.1. Listing of Events of Default. Each of the following events or occurrences described in this Section 8.1 shall constitute an "Event of Default".

     SECTION VIII.1.1. Non-Payment of Obligations. The Borrower shall default in the payment or prepayment when due of any principal of any Loan, or the Borrower shall default (and such default shall continue unremedied for a period of five Business Days) in the payment of interest when due on any Loan, or in the payment when due of any commitment fee or of any other Obligation.

     SECTION VIII.1.2. Breach of Warranty. Any representation or warranty of the Borrower or the Intermediate Partnership made or deemed to be made hereunder or in any other Loan Document or any other writing or certificate furnished by or on behalf of the Borrower or Intermediate Partnership to the Agent or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made in any material respect.

     SECTION VIII.1.3.     Non-Performance of Certain Covenants
and Obligations. The Borrower shall default in the due performance and observance of any of its obligations under
Section 7.2 or Section 7.1.8. Any General Partner shall default in the due performance and observation of its obligations set forth in Section 7.1.9, 7.2.8 or 7.2.11.

     SECTION VIII.1.4. Non-Performance of Other Covenants and Obligations. The Borrower shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document, and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to the Borrower by the Agent or any Lender.

     SECTION VIII.1.5. Default on Other Indebtedness. A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness (other than Indebtedness described in Section 8.1.1) of the Borrower or any of its Subsidiaries having a principal amount, individually or in the aggregate, in excess of $15,000,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity.

     SECTION VIII.1.6. Judgments. Any judgment or order for the payment of money in excess of $5,000,000 shall be rendered against the Borrower or any of its Subsidiaries and either
(a) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or (b) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

     SECTION VIII.1.7. Pension Plans. Any of the following events shall occur with respect to any Pension Plan (a) the institution of any steps by the Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $10,000,000; or
(b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA.

     SECTION VIII.1.8. Control of the Borrower, etc. Any Change in Control shall occur, or any of the Borrower, the Intermediate Partnership or NBPC shall (a) be dissolved for any reason other than a withdrawal or removal of a General Partner or
(b) be dissolved by reason of the withdrawal or removal of a General Partner and (i) such partnership shall have begun the process of winding up and liquidating or (ii) the remaining partners of such partnership shall not have taken all necessary action and made all necessary filings required to continue the business of the partnership pursuant to the terms of its partnership agreement and applicable law and delivered to the Agent such agreements, ratifications, certificates and opinions and other documents as the Agent may reasonably request with respect to such continuation, all in form and substance satisfactory to the Agent, within the ninety day period immediately following the date of such dissolution.

     SECTION VIII.1.9. Bankruptcy, Insolvency, etc. The Borrower, any of its Material Subsidiaries or NBPC shall
(a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due; (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower, any of its Material Subsidiaries, or NBPC or any property of any thereof, or make a general assignment for the benefit of creditors; (c) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower, any of its Material Subsidiaries or NBPC or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided that the Borrower, each Material Subsidiary and NBPC hereby expressly authorizes the Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;
(d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower, any of its Material Subsidiaries or NBPC and, if any such case or proceeding is not commenced by the Borrower, such Material Subsidiary or NBPC, such case or proceeding shall be consented to or acquiesced in by the Borrower, such Material Subsidiary or NBPC, as the case may be, or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that the Borrower, each Material Subsidiary and NBPC hereby expressly authorizes the Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or (e) take any action authorizing, or in furtherance of, any of the foregoing.

     SECTION VIII.1.10. Payment Default by NBPC. Notice shall have been delivered to the Borrower or the Borrower otherwise knows of a default by NBPC in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness for borrowed money of NBPC having a principal amount in the aggregate in excess of $15,000,000 and such payment default shall not have been cured.

     SECTION VIII.1.11.    Operator.  Except for a change in the
Operator permitted pursuant to Section 7.2.11 of this Agreement, the Operator for NBPC shall have changed.

     SECTION VIII.1.12.    Guaranty Event of Default.  A Guaranty
Event of Default shall have occurred and be continuing.

     SECTION VIII.2. Action if Bankruptcy. If any Event of Default described in clauses (a) through (d) of Section 8.1.9 shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand.

     SECTION VIII.3. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 8.1.9) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate.


                           ARTICLE IX

                           THE AGENT

     SECTION IX.1. Actions. Each Lender hereby appoints CIBC as its Agent under and for purposes of this Agreement, the Notes and each other Loan Document. Each Lender authorizes the Agent to act on behalf of such Lender under this Agreement, the Notes and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Agent (with respect to which the Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Agent, pro rata according to such Lender's Percentage, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Agent in any way relating to or arising out of this Agreement, the Notes and any other Loan Document, including reasonable attorneys' fees, and as to which the Agent is not reimbursed by the Borrower; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted solely from the Agent's gross negligence or wilful misconduct. The Agent shall not be required to take any action hereunder, under the Notes or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement, the Notes or any other Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Agent shall be or become, in the Agent's determination, inadequate, the Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

     SECTION IX.2. Funding Reliance, etc. Unless the Agent shall have been notified by telephone, confirmed in writing, by any Lender by 5:00 p.m., New York, New York time, on the day prior to a Borrowing that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Agent may assume that such Lender has made such amount available to the Agent and, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Agent, such Lender and the Borrower severally agree to repay the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Agent made such amount available to the Borrower to the date such amount is repaid to the Agent. With respect to the Borrower, such interest shall accrue at the interest rate applicable at the time to Loans comprising such Borrowing as set forth in this Agreement. As to any Lender, such interest shall accrue for the first three days at the Federal Funds Rate and thereafter at the interest rate applicable at the time to Loans comprising such Borrowing.

     SECTION IX.3. Exculpation. Neither the Agent nor any of its directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for its own wilful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of this Agreement or any other Loan Document, nor to make any inquiry respecting the performance by the Borrower of its obligations hereunder or under any other Loan Document. Any such inquiry which may be made by the Agent shall not obligate it to make any further inquiry or to take any action. The Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Agent believes to be genuine and to have been presented by a proper Person.

     SECTION IX.4. Successor. The Agent may resign as such at any time upon at least 30 days' prior notice to the Borrower and all Lenders. If the Agent at any time shall resign, the Required Lenders may, with the consent of the Borrower which consent shall not be unreasonably withheld or delayed, appoint another Lender as a successor Agent which shall thereupon become the Agent hereunder. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving notice of resignation, then the retiring Agent may, with the consent of the Borrower, which consent shall not be unreasonably withheld or delayed, on behalf of the Lenders, appoint a successor Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the U.S. (or any State thereof) or a U.S. branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall be entitled to receive from the retiring Agent such documents of transfer and assignment as such successor Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation hereunder as the Agent, the provisions of (a) this
Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement; and (b) Section 10.3 and Section 10.4 shall continue to inure to its benefit.

     SECTION IX.5. Loans by CIBC. CIBC shall have the same rights and powers with respect to (x) the Loans made by it or any of its Affiliates, and (y) the Notes held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not the Agent. CIBC and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if CIBC were not the Agent hereunder.

     SECTION IX.6. Credit Decisions. Each Lender acknowledges that it has, independently of the Agent and each other Lender, and based on such Lender's review of the financial information of the Borrower, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of the Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.

     SECTION IX.7. Copies, etc. The Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Agent by the Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrower). The Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Agent from the Borrower for distribution to the Lenders by the Agent in accordance with the terms of this Agreement.


                           ARTICLE X

                    MISCELLANEOUS PROVISIONS

     SECTION X.1. Waivers, Amendments, etc. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Required Lenders; provided, however, that no such amendment, modification or waiver which would: (a) modify any requirement hereunder that any particular action be taken by all the Lenders or by the Required Lenders shall be effective unless consented to by each Lender; (b) modify this Section 10.1, change the definition of "Required Lenders", increase any Commitment Amount or the Percentage of any Lender, reduce any fees described in Article III, extend any Commitment Termination Date, release (in whole or in part) or terminate the Guaranty, or permit the assignment of the Guaranty shall be made without the consent of each Lender and each holder of a Note; (c) extend the due date for, or reduce the amount of, any scheduled repayment or prepayment of principal of or interest on any Loan (or reduce the principal amount of or rate of interest on any Loan) shall be made without the consent of the holder of that Note evidencing such Loan; or (d) affect adversely the interests, rights or obligations of the Agent in its capacity as the Agent shall be made without consent of the Agent. No failure or delay on the part of the Agent, any Lender or the holder of any Note in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Agent, any Lender or the holder of any Note under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

     SECTION X.2. Notices. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address or facsimile number set forth below its signature hereto or set forth in the Lender Assignment Agreement or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted.

     SECTION X.3.     Payment of Costs and Expenses.  The
Borrower agrees to pay on demand all reasonable expenses of the Agent (including the fees and out-of-pocket expenses of counsel to the Agent and of local counsel, if any, who may be retained by counsel to the Agent) in connection with the negotiation, preparation, execution and delivery of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated, the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document. The Borrower further agrees to pay, and to save the Agent and the Lenders harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Agreement, the borrowings hereunder, or the issuance of the Notes or any other Loan Documents. The Borrower also agrees to reimburse the Agent and each Lender upon demand for all reasonable out-of-pocket expenses (including attorneys' fees and legal expenses) incurred by the Agent or such Lender in connection with (x) the negotiation of any restructuring or "work-out", whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

     SECTION X.4. Indemnification. In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Commitments, the Borrower hereby indemnifies, exonerates and holds the Agent and each Lender and each of their respective officers, directors, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan; (b) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by the Borrower or any of its Subsidiaries of all or any portion of the stock or assets of any Person, whether or not the Agent or such Lender is party thereto;
(c) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the release (as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended) by the Borrower or any of its Subsidiaries of any Hazardous Material; or (d) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by the Borrower or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, the Borrower or such Subsidiary, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's gross negligence or wilful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

     SECTION X.5. Survival. The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, and the obligations of the Lenders under Section 9.1, shall in each case survive any termination of this Agreement, the payment in full of all Obligations and the termination of all Commitments. The representations and warranties made by the Borrower in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.

     SECTION X.6. Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

     SECTION X.7.     Headings.  The various headings of this
Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

     SECTION X.8. Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be executed by the Borrower and the Agent and be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower and each Lender (or notice thereof satisfactory to the Agent) shall have been received by the Agent and notice thereof shall have been given by the Agent to the Borrower and each Lender.

     SECTION X.9. Governing Law; Entire Agreement. THIS AGREEMENT, THE NOTES AND EACH OTHER LOAN DOCUMENT SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK. This Agreement, the Notes and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

     SECTION X.10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that: (a) the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Agent and all Lenders; and (b) the rights of sale, assignment and transfer of the Lenders are subject to
Section 10.11.

     SECTION X.11.    Sale and Transfer of Loans and Notes;
Participations in Loans and Notes. Each Lender may assign, or sell participations in, its Loans and Commitments to one or more other Persons in accordance with this Section 10.11.

     SECTION X.11.1. Assignments. Any Lender, (a) with the written consents of the Borrower and the Agent (which consents shall not be unreasonably delayed or withheld and which consent, in the case of the Borrower, shall be deemed to have been given in the absence of a written notice delivered by the Borrower to the Agent, on or before the fifth Business Day after receipt by the Borrower of such Lender's request for consent, stating, in reasonable detail, the reasons why the Borrower proposes to withhold such consent) may at any time assign and delegate to one or more commercial banks or other financial institutions in a minimum amount equal to $10,000,000 or, if less, its total Loans and Commitments, and (b) with notice to the Borrower and the Agent, but without the consent of the Borrower or the Agent, may assign and delegate to any of its Affiliates or to any other Lender (each Person described in either of the foregoing clauses as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an "Assignee Lender"), all or any fraction of such Lender's total Loans and Commitments (which assignment and delegation shall in each case be of a constant, and not a varying, percentage of all the assigning Lender's Loans and Commitments); provided, however, that any such Assignee Lender will comply, if applicable, with the provisions contained in the last sentence of Section 4.6 and further, provided, however, that, the Borrower and the Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Assignee Lender until (c) written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee Lender, shall have been given to the Borrower and the Agent by such Lender and such Assignee Lender, (d) such Assignee Lender shall have executed and delivered to the Borrower and the Agent a Lender Assignment Agreement, accepted by the Agent, and (e) the processing fees described below shall have been paid. From and after the date that the Agent accepts such Lender Assignment Agreement, (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (y) the assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Lender Assignment Agreement, shall be released from its obligations hereunder and under the other Loan Documents. Within five Business Days after its receipt of notice that the Agent has received an executed Lender Assignment Agreement, the Borrower shall execute and deliver to the Agent (for delivery to the relevant Assignee Lender) new Notes evidencing such Assignee Lender's assigned Loans and Commitments and, if the assignor Lender has retained Loans and Commitments hereunder, replacement Notes in the principal amount of the Loans and Commitments retained by the assignor Lender hereunder (such Notes to be in exchange for, but not in payment of, those Notes then held by such assignor Lender). Each such Note shall be dated the date of the predecessor Notes. The assignor Lender shall mark the predecessor Notes "exchanged" and deliver them to the Borrower. Accrued interest on that part of the predecessor Notes evidenced by the new Notes, and accrued fees, shall be paid as provided in the Lender Assignment Agreement. Accrued interest on that part of the predecessor Notes evidenced by the replacement Notes shall be paid to the assignor Lender. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Notes and in this Agreement. Such assignor Lender or such Assignee Lender must also pay a processing fee to the Agent upon delivery of any Lender Assignment Agreement in the amount of $3,000. Any attempted assignment and delegation not made in accordance with this Section 10.11.1 shall be null and void.

     SECTION X.11.2. Participations. Any Lender may at any time sell to one or more commercial banks or other Persons (each of such commercial banks and other Persons being herein called a "Participant") participating interests in any of the Loans, Commitments, or other interests of such Lender hereunder; provided, however, that (a) no participation contemplated in this
Section 10.11 shall relieve such Lender from its Commitments or its other obligations hereunder or under any other Loan Document,
(b) such Lender shall remain solely responsible for the performance of its Commitments and such other obligations,
(c) the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and each of the other Loan Documents, (d) no Participant, unless such Participant is an Affiliate of such Lender, or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant's consent, take any actions of the type described in clause (b) or (c) of Section 10.1, and
(e) the Borrower shall not be required to pay any amount under Sections 4.3, 4.4, 4.5 or 4.6 that is greater than the amount which it would have been required to pay had no participating interest been sold. The Borrower acknowledges and agrees that each Participant, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.10, 4.11, 10.3 and 10.4, shall be considered a Lender.

     SECTION X.12. Other Transactions. Nothing contained herein shall preclude the Agent or any other Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

     SECTION X.13. No General Partners' Liability. The Lenders agree for themselves and their respective successors and assigns, including any subsequent holder of any Note, that any claim against the Borrower which may arise under any Loan Document shall be made only against and shall be limited to the assets of the Borrower, except to the extent the Intermediate Partnership may have obligations with respect to such claim pursuant to the terms of the Guaranty, and that no judgment, order or execution entered in any suit, action or proceeding, whether legal or equitable, on this Agreement, such Note or any of the other Loan Documents shall be obtained or enforced against any General Partner or its assets for the purpose of obtaining satisfaction and payment of such Note, the Indebtedness evidenced thereby or any claims arising thereunder or under this Agreement or any other Loan Document, any right to proceed against the General Partners individually or their respective assets being hereby expressly waived, renounced and remitted by the Lenders for themselves and their respective successor and assigns. Nothing in this Section 10.13, however, shall be construed so as to prevent the Agent, any Lender or any other holder of any Note from commencing any action, suit or proceeding with respect to or causing legal papers to be served upon any General Partner for the purpose of obtaining jurisdiction over the Borrower.

     SECTION X.14. Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE AGENT, THE LENDERS OR THE BORROWER MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OF FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

     SECTION X.15. Notice. THIS WRITTEN AGREEMENT TOGETHER WITH THE OTHER LOAN DOCUMENTS REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

     THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES. IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.



                               NORTHERN BORDER PARTNERS, L.P.



                               By:
                               Title:

                               Address:


                               Facsimile No.:

                               Attention:



                               CANADIAN IMPERIAL BANK OF COMMERCE,
                                 acting through its U.S. branches
                                 and agencies, as Agent



                               By:
                               Title:

                               Address:


                               Facsimile No.:

                               Attention:




                               With respect to Sections 7.1.9,
                               7.2.8 and 7.2.11 only:


                               NORTHERN PLAINS NATURAL GAS COMPANY



                               By:
                               Title:

                               Address:


                               Facsimile No.:

                               Attention:



                               With respect to Sections 7.1.9,
                               7.2.8 and 7.2.11 only:


                               PAN BORDER GAS COMPANY



                               By:
                               Title:

                               Address:


                               Facsimile No.:

                               Attention:



                               With respect to Sections 7.1.9,
                               7.2.8 and 7.2.11 only:


                               NORTHWEST BORDER PIPELINE COMPANY



                               By:
                               Title:

                               Address:


                               Facsimile No.:

                               Attention:



    PERCENTAGE                 LENDERS

                               CIBC INC.
   28.571428571%


                               By:
                               Title:

                               Domestic
                               Office:  425 Lexington Avenue
                                        New York, New York 10017

                               Facsimile No.:(212) 856-4000

                               Attention: Syndication Manager
                                          Operations

                               LIBOR
                               Office:  425 Lexington Avenue
                                        New York, New York 10017

                               Facsimile No.:(212) 856-4000

                               Attention: Syndication Manager
                                          Operations



                               BANK OF MONTREAL IRELAND plc
   14.285714285%


                               By:
                               Title:


                               LIBOR
                               Office:  Segrave House, 4th Floor
                                        19/20 Earlsfort Terrace
                                        Dublin 2, Ireland

                               Facsimile No.: 011-353-1-6629301

                               Attention: Eric Lindstrom


                               Domestic
                               Contact: 700 Louisiana, Suite 4400
                                        Houston, Texas 77002

                               Facsimile No.: 713-233-4007

                               Attention: Cahal Carmody



                               TORONTO DOMINION (TEXAS), INC.
   14.285714285%


                               By:
                               Title:

                               Domestic
                               Office:  909 Fannin, Suite 1700
                                        Houston, Texas 77010

                               Facsimile No.: 713/951-9921

                               Attention: Neva Nesbitt

                               LIBOR
                               Office:  909 Fannin, Suite 1700
                                        Houston, Texas 77010

                               Facsimile No.: 713/951-9921

                               Attention: Neva Nesbitt




                               BANK OF AMERICA NATIONAL
                               TRUST AND SAVINGS ASSOCIATION
    8.571428571%


                               By:
                               Title:

                               Domestic
                               Office:  1850 Gateway Boulevard
                                        Concord,California 94520

                               Facsimile No.: 510-603-8208

                               Attention: May Seeman

                               LIBOR
                               Office:  1850 Gateway Boulevard
                                        Concord, California 94520

                               Facsimile No.: 510-603-8208

                               Attention: May Seeman


                               With a
                               Copy to: 333 Clay Street, Suite 4550
                                        Houston, Texas 77002

                               Facsimile No.: 713-651-4808

                               Attention:  Michael J. Dillon




                               DEN NORSKE BANK ASA
    8.571428571%


                               By:
                               Title:


                               By:
                               Title:


                               Domestic
                               Office:  200 Park Avenue
                                        New York, New York 10166

                               Facsimile No.: 212-681-3900

                               Attention: ______________

                               LIBOR
                               Office:  200 Park Avenue
                                        New York, New York 10166

                               Facsimile No.: 212-681-3900

                               Attention: ______________




                               ROYAL BANK OF CANADA
    8.571428571%


                               By:
                               Title:

                               Domestic
                               Office:  Financial Square
                                        23rd Floor
                                        New York, NY  10005-3531

                               Telephone No.: 212/428-6321
                               Facsimile No.: 212/428-2372

                               Attention: Assistant Manager,
                                          Loan Processing

                               With a
                               copy to: 12450 Greenspoint Dr.
                                        Suite 1450
                                        Houston, Texas 77060

                               Telephone No.: 281/874-5664
                               Facsimile No.: 281-874-0081


                               Attention: J.D. (Doug) Frost




                               LIBOR
                               Office:  Financial Square
                                        23rd Floor
                                        New York, NY  10005-3531

                               Telephone No.: 212/428-6321
                               Facsimile No.: 212/428-2372

                               Attention: Assistant Manager,
                                          Loan Processing

                               With a
                               copy to: 12450 Greenspoint Dr.
                                        Suite 1450
                                        Houston, Texas 77060

                               Telephone No.: 281/874-5664
                               Facsimile No.: 281-874-0081


                               Attention: J.D. (Doug) Frost



                               THE SANWA BANK, LIMITED
    8.571428571%


                               By:
                               Title:

                               Domestic
                               Office:  10 South Wacker Drive
                                        31st Floor
                                        Chicago, Illinois 60606

                               Facsimile No.: 312-346-6677

                               Attention: ______________


                               LIBOR
                               Office:  10 South Wacker Drive
                                        31st Floor
                                        Chicago, Illinois 60606

                               Facsimile No.: 312-346-6677


                               Attention: ______________




                               THE FIRST NATIONAL BANK OF CHICAGO
    8.571428571%


                               By:
                               Title:

                               Domestic
                               Office:  One First National Plaza
                                        Chicago, IL 60670

                               Facsimile No.: _______________

                               Attention: ______________


                               LIBOR
                               Office:  One First National Plaza
                                        Chicago, IL 60670


                               Facsimile No.: _______________


                               Attention: ______________


     ___________
         100%

                               with a copy to:

                                        1100 Louisiana, Suite 3200
                                        Houston, Texas 77002

                               Facsimile No.: 713-654-7370

                               Attention: ______________


                                                       SCHEDULE I


                      DISCLOSURE SCHEDULE


ITEM 6.7       Litigation.

               Description of Proceeding     Action or Claim Sought


ITEM 6.12      Environmental Matters.




ITEM 7.2.4(a)  Ongoing Investments.







                                                        EXHIBIT A


                         REVOLVING NOTE

$___________                                     November 6, 1997

     FOR VALUE RECEIVED, the undersigned, NORTHERN BORDER PARTNERS, L.P., a Delaware limited partnership (the "Borrower"), promises to pay to the order of ______________________ (the "Lender") on the Stated Maturity Date (as defined in the Credit Agreement referenced below) the principal sum of __________________ DOLLARS ($___________) or, if less, the aggregate unpaid principal amount of all Loans shown on the schedule attached hereto (and any continuation thereof) made by the Lender pursuant to that certain Credit Agreement, dated as of November 6, 1997 (together with all amendments and other modifications, if any, from time to time thereafter made thereto, the "Credit Agreement"), among the Borrower, CANADIAN IMPERIAL BANK OF COMMERCE, as Agent, and the various financial institutions (including the Lender) as are, or may from time to time become, parties thereto.

     The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.

     Payments of both principal and interest are to be made in lawful money of the United States of America in same day or immediately available funds to the account designated by the Agent pursuant to the Credit Agreement.

     This Note is one of the Revolving Notes referred to in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Note and on which such Indebtedness may be declared to be immediately due and payable. Unless otherwise defined, terms used herein have the meanings provided in the Credit Agreement.

     All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

     THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND
GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

NORTHERN BORDER PARTNERS, L.P.



                              By_____________________________
                              Title:



                   REVOLVING LOANS AND PRINCIPAL PAYMENTS


       Amount of                  Amount of       Unpaid
       Revolving                  Principal      Principal
       Loan Made                   Repaid         Balance
                     Interest
      Base   LIBO   Period (if   Base    LIBO   Base    LIBO      Notation
Date  Rate   Rate   applicable)  Rate    Rate   Rate    Rate   Total    Made By

















                                                        EXHIBIT B


                       BORROWING REQUEST


Canadian Imperial Bank of Commerce
425 Lexington Avenue
New York, New York _________

Attention: Syndication Manager
           Operations


                 NORTHERN BORDER PARTNERS, L.P.


Gentlemen and Ladies:

     This Borrowing Request is delivered to you pursuant to
Section 2.3 of the Credit Agreement, dated as of November 6, 1997 (together with all amendments, if any, from time to time made thereto, the "Credit Agreement"), among NORTHERN BORDER PARTNERS, L.P., a Delaware limited partnership (the "Borrower"), certain financial institutions and Canadian Imperial Bank of Commerce (the "Agent"). Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.

     The Borrower hereby requests that a Loan be made in the aggregate principal amount of $__________ on __________, [19]___
as a [LIBO Rate Loan having an Interest Period of _______ months]
[Base Rate Loan].

     The Borrower hereby acknowledges that, pursuant to Section
5.2.3 of the Credit Agreement, each of the delivery of this Borrowing Request and the acceptance by the Borrower of the proceeds of the Loans requested hereby constitute a representation and warranty by the Borrower that, on the date of such Loans, and before and after giving effect thereto and to the application of the proceeds therefrom, all statements set forth in Section 5.2.1 are true and correct in all material respects.

     The Borrower agrees that if prior to the time of the Borrowing requested hereby any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify the Agent. Except to the extent, if any, that prior to the time of the Borrowing requested hereby the Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed once again to be certified as true and correct at the date of such Borrowing as if then made.

     Please wire transfer the proceeds of the Borrowing to the accounts of the following persons at the financial institutions indicated respectively:

Amount to be        Person to be Paid        Name, Address, etc.
Transferred     Name           Account No.   of Transferee Lender

$___________    ____________   __________    ____________________
                                             ____________________
                                             Attention: _________

$___________    ____________   ___________   ____________________
                                             ____________________
                                             Attention: _________


Balance of      The Borrower   ___________   ____________________
such proceeds                                ____________________
                                             Attention: _________



     The Borrower has caused this Borrowing Request to be executed and delivered, and the certification and warranties contained herein to be made, by its duly Authorized
Representative this ___ day of ___________, [199]_.

                                NORTHERN BORDER PARTNERS, L.P.



                                By
                                Title:

                                                      EXHIBIT C



                 CONTINUATION/CONVERSION NOTICE


Canadian Imperial Bank of Commerce
425 Lexington Avenue
New York, New York   10017

Attention: Syndication Manager
           Operations

                 NORTHERN BORDER PARTNERS, L.P.


Gentlemen and Ladies:

     This Continuation/Conversion Notice is delivered to you pursuant to Section 2.4 of the Credit Agreement, dated as of November 6, 1997 (together with all amendments, if any, from time to time made thereto, the "Credit Agreement"), among NORTHERN BORDER PARTNERS, L.P., a Delaware limited partnership (the "Borrower"), certain financial institutions and CANADIAN IMPERIAL BANK OF COMMERCE (the "Agent"). Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.

     The Borrower hereby requests that on ____________, [19]___,

          (1) $___________ of the presently outstanding principal amount of the Loans originally made on __________, [19]___ and Loans originally made on __________, [19]___,

          (2)  and all presently being maintained as *[Base Rate
     Loans] [LIBO Rate Loans],

          (3)  be [converted into] [continued as],

          (4)  [LIBO Rate Loans having an Interest Period of
     ______ months] [Base Rate Loans].

The Borrower hereby:

          (a) certifies and warrants that no Default has occurred and is continuing; and

          (b)  agrees that if prior to the time of such
     continuation or conversion any matter certified to herein by it will not be true and correct at such time as if then
     made, it will immediately so notify the Agent.
______________
*    Select appropriate interest rate option.

     Except to the extent, if any, that prior to the time of the continuation or conversion requested hereby the Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed to be certified at the date of such continuation or conversion as if then made.

     The Borrower has caused this Continuation/Conversion Notice to be executed and delivered, and the certification and warranties contained herein to be made, by its Authorized
Representative this ___ day of _________, [19]___.


                              NORTHERN BORDER PARTNERS, L.P.


                              By
                              Title:


                                                        EXHIBIT D


                  LENDER ASSIGNMENT AGREEMENT

To:  NORTHERN BORDER PARTNERS, L.P.




To:  CANADIAN IMPERIAL BANK OF COMMERCE
     as the Agent


                 NORTHERN BORDER PARTNERS, L.P.

Gentlemen and Ladies:

     We refer to clause (d) of Section 10.11.1 of the Credit Agreement, dated as of November 6, 1997 (together with all amendments and other modifications, if any, from time to time thereafter made thereto, the "Credit Agreement"), among NORTHERN BORDER PARTNERS, L.P., a Delaware limited partnership (the "Borrower"), the various financial institutions (the "Lenders") as are, or shall from time to time become, parties thereto, and CANADIAN IMPERIAL BANK OF COMMERCE, as agent (the "Agent") for the Lenders. Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.

     This agreement is delivered to you pursuant to clause (d) of
Section 10.11.1 of the Credit Agreement and also constitutes notice to each of you, pursuant to clause (c) of Section 10.11.1 of the Credit Agreement, of the assignment and delegation to _______________ (the "Assignee") of ___% of the Loans and Commitments of _____________ (the "Assignor") outstanding under the Credit Agreement on the date hereof. After giving effect to the foregoing assignment and delegation, the Assignor's and the Assignee's Percentages for the purposes of the Credit Agreement are set forth opposite such Person's name on the signature pages hereof.

     [Add paragraph dealing with accrued interest and fees with respect to Loans assigned.]

     The Assignee hereby acknowledges and confirms that it has received a copy of the Credit Agreement and the exhibits related thereto, together with copies of the documents which were required to be delivered under the Credit Agreement as a condition to the making of the Loans thereunder. The Assignee further confirms and agrees that in becoming a Lender and in making its Commitments and Loans under the Credit Agreement, such actions have and will be made without recourse to, or representation or warranty by the Agent.

     Except as otherwise provided in the Credit Agreement, effective as of the date of acceptance hereof by the Agent
(a) the Assignee (ii) shall be deemed automatically to have become a party to the Credit Agreement, have all the rights and obligations of a "Lender" under the Credit Agreement and the other Loan Documents as if it were an original signatory thereto to the extent specified in the second paragraph hereof; and
(iii) agrees to be bound by the terms and conditions set forth in the Credit Agreement and the other Loan Documents as if it were an original signatory thereto; and (b) the Assignor shall be released from its obligations under the Credit Agreement and the other Loan Documents to the extent specified in the second paragraph hereof.

     The Assignor and the Assignee hereby agree that the [Assignor] [Assignee] will pay to the Agent the processing fee referred to in Section 10.11.1 of the Credit Agreement upon the delivery hereof.

     The Assignee hereby advises each of you of the following administrative details with respect to the assigned Loans and Commitments and requests the Agent to acknowledge receipt of this document:

          (A)  Address for Notices:
                    Institution Name:
                    Attention:
                    Domestic Office:
                    Telephone:
                    Facsimile:
                    LIBOR Office:
                    Telephone:
                    Facsimile:

          (B)  Payment Instructions:

     The Assignee agrees to furnish the tax form required by the second to last sentence of Section 4.6 (if so required) of the Credit Agreement no later than the date of acceptance hereof by the Agent.

     This Agreement may be executed by the Assignor and Assignee in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Adjusted Percentage                            [ASSIGNOR]

Term Loan Commitment
      and
Term Loans:         __%

Loan
  Commitment
      and
Loans:              __%

                                       By:_______________________
                                       Title:

Percentage                                     [ASSIGNEE]

Term Loan Commitment
     and
Term Loans:         __%

Loan
  Commitment
     and
Loans:              __%

                                       By:_______________________
                                       Title:

Accepted and Acknowledged
this __ day of _______, [19]__


__________________________,
  as Agent


By:________________________
Title:

                                                      EXHIBIT E-1



              [Form of Opinion of Counsel to the Borrower]

                                                      EXHIBIT E-2


         [Form of Opinion of Counsel to Northern Plains
    Natural Gas Company as General Partner of the Borrower]

                                                      EXHIBIT E-3




      [Form of Opinion of Counsel to Each General Partner]

                                                        EXHIBIT F



                       [Form of Guaranty]

                       Table of Contents

                                                             Page


I    DEFINITIONS AND ACCOUNTING TERMS                          2
     1.1.    Defined Terms                                     2
     1.2.    Use of Defined Terms                             16
     1.3.    Cross-References                                 16
     1.4.    Accounting and Financial Determinations          16

II   COMMITMENTS, BORROWING PROCEDURES AND NOTES              16
     2.1.    Commitments                                      16
             2.1.1. Loan Commitment                           16
             2.1.2. Lenders Not Permitted or Required
                    To Make Loans                             17
     2.2.    Reduction of Commitment Amount                   17
     2.3.    Borrowing Procedure                              18
     2.4.    Continuation and Conversion Elections            18
     2.5.    Funding                                          18
     2.6.    Notes                                            19

III  REPAYMENTS, PREPAYMENTS, INTEREST AND FEES               19
     3.1.    Repayments and Prepayments                       19
     3.2.    Interest Provisions                              20
             3.2.1. Rates                                     20
             3.2.2. Post-Maturity Rates                       21
             3.2.3. Payment Dates                             21
     3.3.    Fees                                             22
             3.3.1. Commitment Fee                            22
             3.3.2. Upfront Fee                               22
             3.3.3. Agent's Fee                               22

IV   CERTAIN LIBO RATE AND OTHER PROVISIONS                   22
     4.1.    LIBO Rate Lending Unlawful                       22
     4.2.    Deposits Unavailable                             22
     4.3.    Increased LIBO Rate Loan Costs, etc.             23
     4.4.    Funding Losses                                   24
     4.5.    Increased Capital Costs                          24
     4.6.    Taxes                                            25
     4.7.    Lender Statements; Survival of Indemnity.        26
     4.8.    Replacement of Lenders.                          26
     4.9.    Payments, Computations, etc.                     27
     4.10.   Sharing of Payments                              28
     4.11.   Setoff                                           28
     4.12.   Use of Proceeds                                  29

V    CONDITIONS TO BORROWING                                  29
     5.1.    Initial Borrowing                                29
             5.1.1. Resolutions, etc.                         29
             5.1.2. Delivery of Notes                         30
             5.1.3. Guaranty.                                 30
             5.1.4. Opinions of Counsel                       31
             5.1.5. Closing Fees, Expenses, etc.              31
     5.2.    All Borrowings                                   31
             5.2.1.  Compliance with Warranties, No
                     Default, etc.                            31
             5.2.2. Material Adverse Change                   31
             5.2.3. Borrowing Request                         32
             5.2.4. Legal Matters                             32

VI   REPRESENTATIONS AND WARRANTIES                           32
     6.1.    Organization, etc.                               32
     6.2.    Due Authorization, Non-Contravention, etc.       32
     6.3.    Government Approval, Regulation, etc.            33
     6.4.    Validity, etc.                                   33
     6.5.    Financial Information                            33
     6.6.    No Material Adverse Change                       34
     6.7.    Litigation, Labor Controversies, etc.            34
     6.8.    Material Subsidiaries                            34
     6.9.    Ownership of Properties                          34
     6.10.   Taxes                                            34
     6.11.   ERISA Plans                                      35
     6.12.   Environmental Matters                            35
     6.13.   Regulations G, U and X                           35
     6.14.   Default                                          35
     6.15.   Accuracy of Information                          36

VII  COVENANTS                                                36
     7.1.    Affirmative Covenants                            36
             7.1.1. Financial Information, Reports,
                    Notices, etc.                             36
             7.1.2. Compliance with Laws, etc.                38
             7.1.3. Maintenance of Properties                 38
             7.1.4. Insurance                                 39
             7.1.5. Books and Records                         39
             7.1.6. [Reserved.]                               39
             7.1.7. Pari Passu Status                         39
             7.1.8. Maintenance of Tax Status                 39
             7.1.9. Obligations to Make Loans or
                    Purchase Units.                           39
     7.2.    Negative Covenants                               40
             7.2.1. Indebtedness                              40
             7.2.2. Liens                                     41
             7.2.3. Financial Condition                       42
             7.2.4. Investments                               42
             7.2.5. Payments to Limited Partnership
                    Units, etc.                               43
             7.2.6. Rental Obligations                        44
             7.2.7. Limitation on Business Activities         44
             7.2.8. Consolidation, Merger, etc.               44
             7.2.9. Issuance of Units.                        45
             7.2.10.Asset Dispositions, etc.                  45
             7.2.11.Modification of Certain Agreements        45
             7.2.12.Transactions with Affiliates              46
             7.2.13.Negative Pledges, Restrictive
                    Agreements, etc.                          46
             7.2.14.ERISA.                                    47

VIII EVENTS OF DEFAULT                                        47
     8.1.    Listing of Events of Default                     47
             8.1.1. Non-Payment of Obligations                47
             8.1.2. Breach of Warranty                        47
             8.1.3. Non-Performance of Certain
                    Covenants and Obligations                 47
             8.1.4. Non-Performance of Other Covenants
                    and Obligations                           47
             8.1.5. Default on Other Indebtedness             48
             8.1.6. Judgments                                 48
             8.1.7. Pension Plans                             48
             8.1.8. Control of the Borrower, etc              48
             8.1.9. Bankruptcy, Insolvency, etc.              49
             8.1.10.Payment Default by NBPC.                  49
             8.1.11.Operator.                                 50
             8.1.12.Guaranty Event of Default.                50
     8.2.    Action if Bankruptcy                             50
     8.3.    Action if Other Event of Default                 50

X    THE AGENT                                                50
     9.1.    Actions                                          50
     9.2.    Funding Reliance, etc.                           51
     9.3.    Exculpation                                      51
     9.4.    Successor                                        52
     9.5.    Loans by CIBC                                    52
     9.6.    Credit Decisions                                 53
     9.7.    Copies, etc.                                     53

X    MISCELLANEOUS PROVISIONS                                 53
     10.1.   Waivers, Amendments, etc.                        53
     10.2.   Notices                                          54
     10.3.   Payment of Costs and Expenses                    54
     10.4.   Indemnification                                  55
     10.5.   Survival                                         56
     10.6.   Severability                                     56
     10.7.   Headings                                         56
     10.8.   Execution in Counterparts, Effectiveness, etc.   56
     10.9.   Governing Law; Entire Agreement                  56
     10.10.  Successors and Assigns                           57
     10.11.  Sale and Transfer of Loans and Notes;
             Participations in Loans and Notes                57
             10.11.1.Assignments                              57
             10.11.2.Participations                           58
     10.12.  Other Transactions                               59
     10.13.  No General Partners' Liability                   59
     10.14.  Forum Selection and Consent to Jurisdiction      59
     10.15.  Notice                                           60



SCHEDULE I -  Disclosure Schedule

EXHIBIT  A   -  Form of Revolving Note
EXHIBIT  B   -  Form of Borrowing Request
EXHIBIT  C   -  Form of Continuation/Conversion Notice
EXHIBIT  D   -  Form of Lender Assignment Agreement
EXHIBIT  E-1 -  Form of Opinion of Counsel to the Borrower
EXHIBIT  E-2 -  Form of Opinion of Counsel to Northern
                Plains Natural Gas Company as General Partner of
                the Borrower
EXHIBIT  E-3 -  Form of Opinion of Counsel to Each
                General Partner
EXHIBIT  F   -  Form of Guaranty